Filed Pursuant to Rule 424(b)(5)

Registration No. 333-83776

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 10, 2002)

$2,000,000,000

Sara Lee Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

We may offer from time to time our Medium-Term Notes, Series E in amounts not to exceed $2,000,000,000 aggregate public offering price (or its equivalent in one or more foreign currencies), subject to reduction if we sell other securities under the prospectus to which this prospectus supplement relates. We may from time to time authorize an increase in the aggregate public offering price of the notes to be sold, which notes will constitute a part of the same series as the notes offered by this prospectus supplement.

Terms: We plan to offer and sell the notes with various terms, including the following:

•  Stated maturities of nine months or more from the date of issue.

•  Redemption and/or repayment provisions, if applicable, whether mandatory, at our option or at the option of the holders of the notes.

•  Payments in U.S. dollars or one or more foreign currencies.

•  Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof or other specified denominations for foreign currencies.

•  Book-entry (through The Depository Trust Company) or certificated form.

•  Interest payments on fixed rate notes semi-annually on each March 15 and September 15.

•  Interest payments on floating rate notes on a monthly, quarterly, semi-annual or annual basis.

•  Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following base rates plus or minus a spread and/or multiplied by a spread multiplier:

•  CD Rate

•  CMT Rate

•  Commercial Paper Rate

•  Eleventh District Cost of Funds Rate

•  Federal Funds Rate

•  LIBOR

•  Prime Rate

•  Treasury Rate

•  Any other base rate or interest rate formula as may be specified in the applicable pricing supplement.

We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement. If we were to sell other securities under the accompanying prospectus, the aggregate amount of notes that we may offer and sell under this prospectus supplement may be reduced.

The notes will be Sara Lee Corporation’s unsecured and unsubordinated indebtedness and will rank equally with all of its other unsecured and unsubordinated indebtedness, but will be effectively junior to its secured indebtedness and will not be obligations of any of its subsidiaries.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Agent’s Discounts and Commissions	Proceeds to Sara Lee
Per Note	100%	.125%-.750%	99.875%-99.250%
Total (1)	$2,000,000,000	$2,500,000-$12,500,000	$1,997,500,000-$1,985,000,000

(1)	Or the equivalent thereof in one or more foreign currencies.

We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agent using their reasonable efforts on our behalf. We may also sell notes directly to investors without the assistance of any agent.

Banc of America Securities LLC

Banc One Capital Markets, Inc.

BNP PARIBAS

Citigroup

Goldman, Sachs & Co.

JPMorgan

Merrill Lynch & Co.

Morgan Stanley

November 21, 2003

Prospectus Supplement

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, the applicable pricing supplement and the information to which we have referred you. We have not, and the agents have not, authorized any other person to provide you with any additional or different information. If anyone provides you with any additional, different or inconsistent information, you should not rely on it. We are not, and the agents are not, making an offer to sell, or soliciting offers to purchase, the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the section entitled “Description of Debt Securities” in the accompanying prospectus. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from the information in the accompanying prospectus.

Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement to the extent it contains information that is different from the information contained in this prospectus supplement.

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It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and the applicable pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in the section entitled “Where You Can Find More Information” in this prospectus supplement.

As used in this prospectus supplement, the terms “Sara Lee,” “we,” “us” and “our” may, depending upon the context, refer to Sara Lee Corporation, to one or more of its consolidated subsidiaries or to Sara Lee Corporation and all of its consolidated subsidiaries taken as a whole.

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FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, contain certain “forward-looking statements” discussing our expectations regarding future performance. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ materially from those expressed or implied in the forward-looking statements.

Factors that could cause our actual results to differ materially from such forward-looking statements include the following:

•	impacts on reported earnings from fluctuations in foreign currency exchange rates—particularly the euro—given our significant concentration of business in Western Europe;

•	significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for our products;

•	a significant reduction in our business with any of our major customers, such as Wal-Mart, our largest customer, including a reduction resulting from adverse developments in the customer’s business;

•	the impact of changes in equity markets on the funded status and annual expense of our defined benefit pension plans and the impact of such market changes on consumer spending;

•	our ability to continue to source production and conduct manufacturing and selling operations in various countries in the world due to changing business conditions, the financial condition of suppliers and political environments;

•	our ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital upon the discounted value of those planned cash flows;

•	our ability to realize the estimated savings and productivity improvements associated with prior restructuring initiatives;

•	fluctuations in the cost and availability of various raw materials;

•	the impact of various food safety issues on the consumption of meat products in the United States and parts of Europe;

•	credit and other business risks associated with customers operating in a highly competitive retail environment;

•	inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; and

•	inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which we transact business.

In addition, our results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where we compete.

Consequently, we wish to caution readers not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, and other information, with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also read and copy those documents at the offices of: The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605; and The Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94101. Our SEC filings are also available to the public over the Internet on the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC (file number 1-3344) and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we or the agents sell all of the notes:

•	our Annual Report on Form 10-K for our fiscal year ended June 28, 2003; and

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended September 27, 2003.

You may request a copy of these filings at no cost, by writing us at the following address:

Sara Lee Corporation

Three First National Plaza

Chicago, Illinois 60602-4260

Attn: Investor Relations and Corporate Affairs Dept.

Alternatively, you may call (312) 558-4947.

SARA LEE CORPORATION

We are a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. With headquarters in Chicago, we have operations in 55 countries and market products in nearly 200 nations. Our products and services include fresh and frozen baked goods, processed meats, coffee and tea, beverage systems, intimate apparel, underwear, sportswear, legwear and other apparel and personal, household and shoe care products.

We organize our businesses into three global business segments:

•	Food and Beverage;

•	Intimates and Underwear; and

•	Household Products.

For financial reporting purposes, our businesses are divided into five reportable segments—Sara Lee Meats, Sara Lee Bakery, Beverage, Household Products and Intimates and Underwear.

Sara Lee Food and Beverage

Food and Beverage’s primary focus is packaged meats, bakery products and coffee and tea beverages. Our Foods business consists of packaged meats (53.3% of the business’s total sales in fiscal 2003) and baked goods (46.7% of the business’s total sales in fiscal 2003). Sara Lee Meats processes and sells pork, poultry and beef products to supermarkets, warehouse clubs, national chains and food service distributors throughout the world, with emphasis on the United States, Europe and Mexico. Sara Lee Bakery Group produces a wide variety of fresh and frozen baked and specialty items, which are sold through supermarkets, foodservice distributors, bakery-deli and direct channels throughout the United States, Mexico, Spain, France, Portugal and Australia.

Our Beverage business includes retail and foodservice coffee and tea sales in major markets around the world. It has a significant presence in the United States, Brazil, the Netherlands, the United Kingdom, Belgium, France, Denmark, Hungary, Poland, Spain and Australia. During fiscal 2003, we continued our successful rollout across The Netherlands, Belgium, France and Germany of the Senseo coffee maker, a next-generation in-home coffee machine, introduced by Douwe Egberts and Phillips Electronics, that provides customers with one or two cups of superior-quality fresh coffee in less than a minute.

Intimates and Underwear

Our Intimates and Underwear business includes basic, branded “innerwear” products—intimates, underwear and legwear—and sportswear products. We market intimate apparel, underwear and legwear in North America, Europe and several Latin American countries with a portfolio of well-known brands including Hanes, Hanes Her Way, Playtex, L’eggs, Dim, Bali, Just My Size, Wonderbra, Lovable, Sol y Oro and Zorba. Distribution channels for intimate apparel and underwear range from department and specialty stores to warehouse clubs and mass-merchandise outlets. Our underwear business sources, manufactures and distributes men’s, women’s and children’s underwear in North America, South and Central America, Europe and the Asia-Pacific countries. Our sportswear business, which sources, manufactures and distributes basic fleece, T-shirts, sportshirts and other jersey products, consists of three divisions: Casualwear, Hanes Printables and Champion Activewear. Our legwear products consist of a wide variety of branded, packaged consumer products, including pantyhose, stockings, combination panty and pantyhose garments, tights, knee-highs and socks.

Household Products

Household Products is our most global line of business, marketing branded consumer products in over 180 countries. The Household Products business includes our leading household and body care products, as well as our Direct Selling division. Household Products is composed of four core product categories: body care items—led by Sanex brand, and also including Duschdas, Badedar, Radex and Monsavon; air care—led by Ambi Pur brand; shoe care—led by a worldwide line of Kiwi products; and insecticides—sold internationally under the Catch, Good Knight, Vapona and Ridsect brand names. These products are sold through a variety of retail channels including supermarkets. Body care items are marketed principally in Europe as well as into the Asia-Pacific and Latin America markets, and insecticides are marketed principally in Europe and Asia.

Our Direct Selling business, which is part of Household Products, distributes a wide range of products—cosmetics, fragrances, jewelry, toiletries, apparel and nutritional supplements—through a network of independent sales representatives to consumers in 24 countries. The Direct Selling division has an independent sales force of approximately 950,000 representatives and includes the Nutrimetics business in Australia, the House of Fuller business in Mexico and Argentina, the House of Sara Lee business in Indonesia and the Philippines and the Avroy Shlain business in South Africa. We also operate direct selling organizations in Japan, Uruguay and, as of fiscal 2003, Brazil.

Our principal executive offices are located at Three First National Plaza, Chicago, Illinois 60602-4260, and our telephone number is (312) 726-2600.

RISK FACTORS

Your investment in the notes will include certain risks. In consultation with your own financial and legal advisers, you should consider carefully, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of the notes.

Exchange rates and exchange controls may adversely affect your foreign currency notes or currency indexed notes.

An investment in notes that are denominated in, or payable in, a currency other than U.S. dollars, referred to as “foreign currency notes,” entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars.

We may also issue notes where the principal amount payable at maturity and any interest or premium is determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods, as set forth in the applicable pricing supplement, any such note being referred to in this prospectus supplement as an “Indexed Note.” An Indexed Note, the principal amount payable at maturity and/or the interest rate of which is determined by reference to the relationship between two currencies, two composite currencies or one currency and one composite currency is referred to in this prospectus supplement as a “Currency Indexed Note.” An investment in an Indexed Note entails significant risks that are not associated with an investment in non-Indexed Notes. These risks include, without limitation:

•	the possibility of significant changes in rates of exchange between U.S. dollars and the specified currency (or, in the case of each Indexed Note, the rate of exchange between the denominated currency and the indexed currency for the Indexed Note), including changes resulting from official redenomination with respect to the specified currency (or, in the case of each Indexed Note, with respect to the denominated currency or the indexed currency therefor); and

•	the possibility of the imposition or modification of foreign exchange controls with respect to the specified currency.

These risks generally depend on factors over which we have no control, such as:

•	economic, financial and political events; and

•	the supply of and demand for the relevant currencies.

In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the particular index or formula will be magnified.

In recent years, rates of exchange between specified currencies have been highly volatile, and volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any note. Depreciation of a foreign currency against the U.S. dollar would result in a decrease in the effective yield of that note below its coupon rate and in certain circumstances could result in a loss to the investor on a U.S. dollar basis. Similarly, depreciation of the denominated currency with respect to an Indexed Note against the applicable indexed currency would result in the principal amount payable with respect to that Indexed Note at the stated maturity being less than the face amount of the Indexed Note, which, in turn, would decrease the effective yield of the Indexed Note below its applicable interest rate and could also result in a loss to the investor.

Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a foreign currency for making payments with respect to a note denominated in that currency. We cannot assure that exchange controls will not restrict or prohibit payments of principal (premium, if any) or interest in any currency or currency unit. Even if there are not actual exchange controls, it is possible that, with respect to any particular note, the foreign currency for that note will not be available to us to make payments of interest and principal then due because of circumstances beyond our control. In that event, we will make the payment in the manner set forth below under “ Special Provisions Relating to Foreign Currency Notes—Availability of Specified Currency.”

THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT, AND THE APPLICABLE PRICING SUPPLEMENT WILL NOT, DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OTHER THAN U.S. DOLLARS, AND WE DISCLAIM ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR THE DATE OF THE APPLICABLE PRICING SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN SUCH NOTES. SUCH AN INVESTMENT IS NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

There may not be any trading market for the notes; many factors affect the trading market and value of the notes.

We cannot assure you a trading market for the notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and value of the notes. These factors include:

•	the complexity and volatility of any index or formula applicable to the notes;

•	the method of calculating the principal (and premium, if any) and interest in respect of the notes;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the redemption features of the notes;

•	the amount of other debt securities linked to any index or formula applicable to the notes; and

•	the level, direction and volatility of market interest rates generally.

In addition, some notes could have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell these notes. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and know you can bear these investment risks.

Foreign currency notes are subject to exchange rate and exchange control risks.

If you invest in foreign currency notes, you will be subject to significant risks not associated with an investment in a debt security denominated and payable in U.S. dollars, including the possibility of material changes in the exchange rate between U.S. dollars and the applicable foreign currency and the imposition or modification of exchange controls by the applicable governments. We have no control over the factors that generally affect these risks, including economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, exchange rates between certain currencies have been highly volatile and volatility between these currencies or with other currencies may be expected in the future.

Fluctuations between currencies in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your foreign currency notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or any earlier redemption of your foreign currency notes and, generally, in the U.S. dollar equivalent market value of your foreign currency notes.

Courts may not render judgments for money damages in any currency other than U.S. dollars.

The notes will be governed by and construed in accordance with the laws of the State of New York applicable to instruments made and to be performed wholly within that jurisdiction. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than U.S. dollars. The Judiciary Law of the State of New York provides, for example, that a judgment granted in connection with an obligation denominated in a currency other than U.S. dollars will be granted in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange on the date of the entry of judgment. However, a state court outside the State of New York may not follow the same rules and procedures on conversions of foreign currency judgments.

Redemption may adversely affect your return on the notes.

If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may have the option to, or be required to, redeem your notes at times when prevailing interest rates may be relatively low. In that circumstance, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings on the notes may not reflect the potential impact of all risks related to structure and other factors on the value of the notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of the notes.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of our earnings to our fixed charges for the periods indicated are as follows:

	Fiscal Year Ended(1)
	2003(2)	2002(3)	2001(4)	2000	1999(5)
Ratios of earnings to fixed charges	5.1x	4.1x	5.8x	5.3x	5.7x

(1)	Our fiscal year ends on the Saturday nearest June 30.
(2)	In fiscal year 2003, we recorded a net pretax credit of $2 million in connection with certain exit and disposal activities.
(3)	In fiscal year 2002, we recorded a pretax charge of $170 million in connection with certain reshaping actions.
(4)	In fiscal year 2001, we recorded a pretax charge of $554 million in connection with certain reshaping actions, a pretax gain of $105 million in connection with the initial public offering of our Coach Inc. subsidiary and a tax-free gain of $862 million in connection with the exchange of our stock for the stock of Coach Inc., that resulted in an increase in income from continuing operations before taxes of $413 million.
(5)	Fiscal year 1999 was a 53-week year. In fiscal year 1999, we recorded a gain of $137 million on the sale of our tobacco business and a product recall charge of $76 million that resulted in an increase in income from continuing operations before taxes of $61 million.

The computation of the ratio of earnings to fixed charges is based on the applicable amounts for us and our consolidated subsidiaries. For the calculation of these ratios, the following are the definitions of earnings available for fixed charges and fixed charges. Earnings available for fixed charges include income from continuing operations before income taxes, plus fixed charges before capitalized interest and preference security dividends of consolidated subsidiaries, plus amortization expense of capitalized interest, plus minority interest in majority-owned subsidiaries, less undistributed income in minority-owned companies accounted for under the equity method. Fixed charges include interest expense, plus the portion of rents we believe to be representative of interest expense, plus preference security dividends of consolidated subsidiaries, plus capitalized interest.

DESCRIPTION OF NOTES

The following is a description of the particular terms of the notes offered by this prospectus supplement. It supplements and, to the extent it is inconsistent therewith, supersedes the description of the general terms and provisions of the debt securities and the indenture, dated as of October 2, 1990, between us and The Bank of New York, as successor to Continental Bank, N.A., as trustee, set forth in the accompanying prospectus under the heading “Description of Debt Securities.” You should read “Description of Debt Securities” in the accompanying prospectus together with this description of the notes. Terms set forth below that are not otherwise defined herein have the meanings specified in the indenture and/or the notes.

The pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement will supersede this prospectus supplement to the extent it contains information that is different from the information contained or incorporated by reference in this prospectus supplement. The pricing supplement may also add, update or change information contained in the accompanying prospectus and this prospectus supplement. It is important for you to consider the information contained in the accompanying prospectus, this prospectus supplement and the pricing supplement in making your investment decision.

General

The notes will constitute a single series of debt securities for purposes of the indenture and will be limited to $2,000,000,000 aggregate public offering price (or its equivalent in one or more foreign currencies), subject to reduction if we sell other securities under the prospectus to which this prospectus supplement relates. We may from time to time authorize an increase in the aggregate public offering price of the notes to be sold, which notes will constitute a part of the same series as the notes offered by this prospectus supplement. We may from time to time sell additional series of debt securities, including additional series of medium-term notes.

The notes will be unsecured and unsubordinated indebtedness of Sara Lee Corporation and will rank equally with all of Sara Lee Corporation’s other unsecured and unsubordinated indebtedness and will be effectively junior to Sara Lee Corporation’s secured debt. The notes will be Sara Lee Corporation’s obligations exclusively, and not the obligation of any of Sara Lee Corporation’s subsidiaries. Sara Lee Corporation’s rights and the rights of any holder of the notes (or other of Sara Lee Corporation’s creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that Sara Lee Corporation may be a creditor with recognized claims against the subsidiary.

We are offering the notes on a continuing basis, and each note will have a maturity of nine months or more from its date of issue, referred to as the “stated maturity,” unless the principal or any installment of principal becomes due prior to the stated maturity whether by declaration of acceleration of maturity, notice of redemption at our option, notice of the option of the holders to elect repayment or otherwise. “Maturity” means the date on which the principal of a note or an installment of principal becomes due and payable by declaration of acceleration, notice of redemption at our option, notice of the option of the holders to elect repayment or otherwise.

Each note will be denominated in U.S. dollars or in one or more foreign currencies as we may designate and set forth in the applicable pricing supplement. The currency in which a note is denominated, or, if that currency is no longer legal tender for the payment of public and private debts in the country issuing that currency (or, in the case of the Euro, in the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union), the currency which is then legal tender in the related country or in the adopting member states of the European Union, as the case may be, is referred to as the “specified currency” with respect to the particular note. References in this prospectus supplement, the accompanying prospectus and any pricing supplement to “U.S. dollars,” “$,” “dollars” or “cents” are to lawful currency of the United States of America, unless otherwise indicated in the applicable pricing supplement.

You will be required to pay for your notes in the specified currency. At the present time, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. The agent from or through which a foreign currency note is purchased may be prepared to arrange for the conversion of U.S. dollars into the specified currency in order to enable you to pay for your foreign currency note, provided that you make a request to that agent on or prior to the first business day preceding the date of delivery of the particular foreign currency note, or by any other day determined by that agent. Each conversion will be made by an agent on the terms and subject to the conditions, limitations and charges as that agent may from time to time establish in accordance with its regular foreign exchange practices. You will be required to bear all costs of exchange in respect of your foreign currency note. See “Special Provisions Relating to Foreign Currency Notes.”

Each note will be either:

•	a fixed rate note, which may bear interest at a rate of zero in the case of a note issued at an issue price representing a discount from the principal amount payable at the stated maturity (referred to in this prospectus supplement as a “Zero-Coupon Note”); or

•	a floating rate note, which will bear interest at a rate determined by reference to the interest rate basis or a combination of interest rate bases specified in the applicable pricing supplement, which may be adjusted by a spread and/or spread multiplier (each as described below).

Unless otherwise specified in the applicable pricing supplement, each note will be issued in fully registered form and will be represented by a global certificate registered in the name of a nominee of The Depository Trust Company (the “Depositary”). For purposes of this prospectus supplement, a global certificate is referred to as a “global security” and each note represented by a global security is referred to as a “Book-Entry Note.” If specified in the applicable pricing supplement, notes may be represented by a certificate issued in definitive form, referred to herein as a “certificated note.” Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to beneficial interests of participants) and its participants. Owners of beneficial interests in Book-Entry Notes will be entitled to physical delivery of certificated notes only in the limited circumstances described under “—Book-Entry System.”

Unless otherwise specified in the applicable pricing supplement, notes, other than foreign currency notes, will be issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The authorized denominations of any foreign currency note will be described in the applicable pricing supplement.

The pricing supplement relating to each note will describe the following terms, as applicable:

•	the specified currency with respect to the note (and, if the specified currency is other than U.S. dollars, certain other terms relating to the note, including the authorized denomination);

•	the price at which the note will be issued (expressed as a percentage of the aggregate principal amount thereof), which we refer to as the “issue price”;

•	the date on which the note will be issued, which we refer to as the “original issue date”;

•	the stated maturity;

•	whether we may extend the stated maturity and, if so, the extension periods and the final maturity date;

•	whether the note is a fixed rate note or a floating rate note;

•	whether the note is an Amortizing Note (as defined under “—Amortizing Notes”) and, if so, the basis or formula for the amortization of principal and/or interest and the payment dates for the periodic principal payments;

•	in the case of a fixed rate note, the interest rate, if any, the interest payment date or dates and, if so specified in the applicable pricing supplement, that we may change the rate to the stated maturity;

•	in the case of a floating rate note:

•	the base rate;

•	the initial interest rate, if available;

•	the interest reset date or dates;

•	the calculation date or dates;

•	the maximum interest rate, if any;

•	the minimum interest rate, if any;

•	the spread, if any;

•	the spread multiplier, if any;

•	the interest payment date or dates;

•	the index maturity; and

•	any other terms relating to the particular method of calculating the interest rate for the note and, if so specified in the applicable pricing supplement, that we may change the spread and/or spread multiplier prior to the stated maturity and, if so, the basis or formula for the change, if any;

•	whether the note is an Original Issue Discount Note (as defined under “—Payment of Principal and Interest”) and, if so, the yield to maturity;

•	the regular record date or dates if other than as set forth below;

•	whether the note may be redeemed at our option, or repaid at the option of the holder, prior to the stated maturity and, if so, the provisions relating to the redemption or repayment;

•	any sinking fund or mandatory redemption provisions;

•	whether the note is an Indexed Note and, if so, the specific terms thereof;

•	whether the note is a Renewable Note (as defined under “—Renewable Notes”) and, if so, the specific terms thereof;

•	whether the note will be initially issued as a Book-Entry Note or a certificated note;

•	certain special United States federal income tax consequences of the purchase, ownership and disposition of the note (to the extent not discussed below under “United States Federal Income Tax Considerations”); and

•	any other term of the note not inconsistent with the provisions of the indenture.

Certificated notes may be presented to the trustee for registration of transfer or exchange at The Bank of New York, 101 Barclay Street, New York, New York 10286 referred to as the “Corporate Trust Office.”

Payment of Principal and Interest

We will make payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes through the Trustee to the Depositary. See “—Book-Entry System.”

In the case of certificated notes, we will make payments of principal of, and premium, if any, on, the notes at maturity in immediately available funds upon presentation and surrender thereof (and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below) at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee located at 101 Barclay Street, New York, New York 10286. We will make payments of interest, if any, on the notes at maturity to the person to whom payment of the principal thereof and premium, if any, thereon shall be made. We will make payments of interest, if any, on a certificated note on any interest payment date other than at maturity by check mailed to the address of the registered holder entitled thereto appearing in the security register. Notwithstanding the foregoing, we will make payments of interest, if any, on any interest payment date other than the maturity date to each registered holder of $10,000,000 (or, if the specified currency is other than U.S. dollars, the equivalent thereof in the particular specified currency) or more in aggregate principal amount of certificated notes (whether having identical or different terms and provisions) by wire transfer of immediately available funds if the applicable registered holder has delivered appropriate wire transfer instructions in writing to the trustee not less than 15 days prior to the particular interest payment date. Any wire transfer instructions received by the trustee shall remain in effect until revoked by the applicable registered holder. For special payment terms applicable to foreign currency notes, see “Special Provisions Relating to Foreign Currency Notes—Payment of Principal, Premium, if any, and Interest, if any.”

Unless otherwise specified in the applicable pricing supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described in the prospectus under “Description of Debt Securities—Events of Default” or in the event of redemption or repayment prior to the stated maturity, the amount of principal due and payable with respect to that note will be the Amortized Face Amount (as defined below) of the note as of the date of the declaration, redemption or repayment, as the case may be. As used in this prospectus supplement, the “Amortized Face Amount” of an Original Issue Discount Note means an amount equal to the sum of:

•	the aggregate principal amount of the note multiplied by the issue price set forth in the applicable pricing supplement; plus

•	the portion of the difference between the issue price and the principal amount of the note that has accrued at the yield to maturity set forth in the pricing supplement (computed in accordance with generally accepted United States bond yield computation principles) to the date of declaration, redemption or repayment, as the case may be, but in no event will the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

“Original Issue Discount Note” means:

•	a note, including any Zero-Coupon Note, that has a stated redemption price at maturity that exceeds its issue price by at least 0.25% of its principal amount multiplied by the number of full years from the original issue date to the stated maturity for the note; and

•	any other note designated by us as issued with original issue discount for United States federal income tax purposes.

As used in this prospectus supplement, “business day,” means, unless otherwise specified in the applicable pricing supplement, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close; provided, however, that with respect to foreign currency notes, a business day is also not a day on which commercial banks in the principal financial center of the country issuing the specified currency (or, if the specified currency is Euro, a business day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open) are authorized or obligated by law, regulation or executive order to close; and provided, further, that with respect to notes as to which LIBOR (as defined under “—Floating Rate Notes—LIBOR”) is the applicable interest rate basis, a business day is also a London business day. As used in this prospectus supplement, a London business day means a day on which dealings in deposits in the Designated LIBOR Currency (as defined under “—Floating Rate Notes—Interest Payments—LIBOR”) are transacted in the London interbank market.

As used in this prospectus supplement, “principal financial center” means:

•	the capital city of the country issuing the specified currency; or

•	the capital city of the country to which the Designated LIBOR Currency relates,

as applicable, except that in the case of the first or second bullet point above, with respect to the following currencies, the principal financial center means the city set forth opposite that currency’s name:

Currency	Principal Financial Center
U.S. dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
Euros	London (solely in the case of the Designated LIBOR Currency)
New Zealand dollars	Auckland & Wellington
Portuguese dollars	Lisbon
South African rand	Johannesburg
Swiss francs	Zurich

and with respect to Euros (other than in the case of the Designated LIBOR Currency), the principal financial center means the principal financial center of the participating member as is selected (in the case of a payment) by the payee or (in the case of a calculation) by the calculation agent.

Interest and Interest Rates

Each interest-bearing note other than a Zero-Coupon Note will bear interest from and including its original issue date or from and including the most recent interest payment date to which interest on the note has been paid or duly provided for at a fixed or floating rate as specified on the face of the note until the principal of the note is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, interest will be payable on each interest payment date and at maturity. Unless otherwise specified in the applicable pricing supplement, payments of interest with respect to any interest payment date or at maturity will include interest accrued to, but not including, the interest payment date or maturity. Interest, other than defaulted interest which may be paid to the holder on a special record date, will be payable to the holder at the close of business on the regular record date next preceding the applicable interest payment date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any note originally issued between a regular record date for the note and the succeeding interest payment date will be made on the interest payment date following the next succeeding regular record date for the note to the holder on the next such date.

We may change the interest rates, base rates, spreads and spread multipliers from time to time but no change will affect any note previously issued or as to which an offer to purchase has been accepted by us. The interest payment dates and the regular record dates for each fixed rate note will be as described below under “—Fixed Rate Notes.” The interest payment dates for each floating rate note will be as described below under “—Floating Rate Notes” and in the applicable pricing supplement. The regular record dates for a floating rate note will be the fifteenth day (whether or not a business day) next preceding each interest payment date.

All percentages resulting from any calculation with respect to any notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point with five one-millionths of one percentage point being rounded upward (e.g., 9.876545% or .09876545, being rounded to 9.87655% or .0987655, respectively), and all amounts used in or resulting from any such calculation will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upward).

Fixed Rate Notes

Fixed rate notes may bear one or more annual rates of interest during the periods or under the circumstances specified in the notes and in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, interest on a fixed rate note will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Unless otherwise specified in an applicable pricing supplement, the interest payment dates for the fixed rate notes will be March 15 and September 15 of each year, and the regular record dates will be March 1 and September 1 of each year (whether or not a business day). Unless otherwise specified in the applicable pricing supplement, payments of principal and interest on fixed rate Amortizing Notes will be made either quarterly on each March 15, June 15, September 15 and December 15 or semi-annually on each March 15 and September 15 as set forth in the applicable pricing supplement, and at maturity. If the interest payment date or maturity for any fixed rate note is not a business day, all payments to be made on that day with respect to the note will be made on the next day that is a business day with the same force and effect as if made on the due date, and no additional interest will be payable as a result of the delayed payment.

Floating Rate Notes

Unless otherwise specified in the applicable pricing supplement, each floating rate note will bear interest at a rate determined by reference to an interest rate basis, referred to in this prospectus supplement as the “base rate,” which may be adjusted by adding to or subtracting from the base rate a fixed percentage per annum, referred to as the “spread,” and/or by multiplying the base rate by a fixed interest factor, referred to as the “spread multiplier.” The applicable pricing supplement will designate one or more of the following base rates as applicable to each floating rate note:

•	the CD Rate, in which case we will refer to the note as a “CD Rate Note”;

•	the CMT Rate, in which case we will refer to the note as a “CMT Rate Note”;

•	the Commercial Paper Rate, in which case we will refer to the note as a “Commercial Paper Rate Note”;

•	the Eleventh District Cost of Funds Rate, in which case we will refer to the note as an “Eleventh District Cost of Funds Rate Note”;

•	the Federal Funds Rate, in which case we will refer to the note as a “Federal Funds Rate Note”;

•	LIBOR, in which case we will refer to the note as a “LIBOR Note”;

•	the Prime Rate, in which case we will refer to the note as a “Prime Rate Note”;

•	the Treasury Rate, in which case we will refer to the note as a “Treasury Rate Note”; or

•	any other base rate or interest rate formula as is set forth in that pricing supplement and in the floating rate note.

The applicable pricing supplement will specify certain terms of the floating rate notes being offered thereby, including:

•	whether the floating rate note is:

•	a “Regular Floating Rate Note”;

•	a “Floating Rate/Fixed Rate Note”; or

•	an “Inverse Floating Rate Note”;

•	the fixed rate commencement date, if applicable;

•	the fixed interest rate, if applicable;

•	the interest rate basis or bases;

•	the initial interest rate, if any;

•	the interest reset dates;

•	the interest payment dates;

•	the index maturity;

•	the maximum interest rate and/or minimum interest rate, if any;

•	the spread and/or spread multiplier; and

•	if one or more of the applicable interest rate bases is LIBOR, the LIBOR currency and LIBOR page.

The rate derived from the applicable interest rate basis will be determined in accordance with the related provisions below. The interest rate in effect on each day will be based on:

•	if that day is an interest reset date, the rate determined as of the interest determination date (as defined below) immediately preceding that interest reset date; or

•	if that day is not an interest reset date, the rate determined as of the interest determination date immediately preceding the most recent interest reset date.

The “spread” is the number of basis points to be added to or subtracted from the related interest rate basis or bases applicable to a floating rate note. The “spread multiplier” is the percentage of the related interest rate basis or bases applicable to a floating rate note by which the interest rate basis or bases will be multiplied to determine the applicable interest rate. The “index maturity” is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or bases will be calculated.

Regular Floating Rate Notes. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note, or as having an addendum attached or having other/additional provisions apply, in each case relating to a different interest rate formula, the particular floating rate note will be a Regular Floating Rate Note and will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus the applicable spread, if any; and/or

•	multiplied by the applicable spread multiplier, if any.

Commencing on the first interest reset date, the rate at which interest on a Regular Floating Rate Note is payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate.

Floating Rate/Fixed Rate Notes. If a floating rate note is designated as a Floating Rate/Fixed Rate Note, the particular floating rate note will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus the applicable spread, if any; and/or

•	multiplied by the applicable spread multiplier, if any.

Commencing on the first interest reset date, the rate at which interest on a Floating Rate/Fixed Rate Note is payable will be reset as of each interest reset date; provided, however, that:

•	the interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate; and

•	the interest rate in effect commencing on the fixed rate commencement date will be the fixed interest rate, if specified in the applicable pricing supplement, or, if not so specified, the interest rate in effect on the day immediately preceding the fixed rate commencement date.

Inverse Floating Rate Notes. If a floating rate note is designated as an “Inverse Floating Rate Note,” the particular floating rate note will bear interest at the fixed interest rate minus the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus the applicable spread, if any; and/or

•	multiplied by the applicable spread multiplier, if any;

provided, however, that interest on an Inverse Floating Rate Note will not be less than zero. Commencing on the first interest reset date, the rate at which interest on an Inverse Floating Rate Note is payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate.

Calculation Dates. We will appoint, and enter into an agreement with, a calculation agent to calculate interest rates on floating rate notes. Unless otherwise specified in the applicable pricing supplement, the calculation agent for each floating rate note will be The Bank of New York. All determinations to be made by the calculation agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the notes.

The interest rate applicable to each interest reset period will be determined by the calculation agent on the calculation date (as defined below), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be determined on the particular interest determination date. Upon request of the registered holder of a floating rate note, the calculation agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding interest reset date with respect to the particular floating rate note. The “calculation date,” if applicable, pertaining to any interest determination date will be the earlier of:

•	the tenth calendar day after the particular interest determination date or, if such day is not a business day, the next succeeding business day; and

•	the business day immediately preceding the applicable interest payment date or the maturity, as the case may be.

Maximum and Minimum Interest Rates. Any floating rate note may also have either or both of the following:

•	a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any reset period, referred to as the “maximum interest rate”; and

•	a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any reset period, referred to as the “minimum interest rate.”

The interest rate on any note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to notes in which $2,500,000 or more has been invested, including notes purchased by an agent or agents in such aggregate principal amount or more for resale to investors.

Interest Reset Dates. Each floating rate note will bear interest from its original issue date to, but not including, the first interest reset date (as described below) for the note at the initial interest rate set forth on the face of the note and in the applicable pricing supplement. Thereafter, the interest rate on each floating rate note for each reset period will be equal to the interest rate calculated by reference to the base rate specified on the face of the note and in the applicable pricing supplement plus or minus the spread, if any, and/or times the spread multiplier, if any. The spread and/or spread multiplier for a floating rate note may be subject to adjustment during a reset period (as described below) under circumstances specified in the note and in the applicable pricing supplement.

The interest rate on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as specified on the face of the note and in the applicable pricing supplement, and such period is referred to in this prospectus supplement as the “reset period.” The first day of each reset period is referred to in this prospectus supplement as an “interest reset date.” Unless otherwise specified in the applicable pricing supplement, the interest reset dates will be:

•	in the case of floating rate notes that reset daily, each business day;

•	in the case of floating rate notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week;

•	in the case of Treasury Rate Notes that reset weekly, Tuesday of each week;

•	in the case of floating rate notes that reset monthly (other than Eleventh District Cost of Funds Rate Notes, which will reset on the first calendar day of the month), the third Wednesday of each month;

•	in the case of floating rate notes that reset quarterly, the third Wednesday of each March, June, September and December;

•	in the case of floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year specified on the face of the note and in the applicable pricing supplement; and

•	in the case of floating rate notes that reset annually, the third Wednesday of one month of each year specified on the face of the note and in the applicable pricing supplement;

provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the particular fixed rate commencement date.

If an interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date for that floating rate note will be postponed to the next day that is a business day, except that, in the case of a LIBOR Note, if that business day is a day in the next succeeding calendar month, the interest reset date will be the immediately preceding London business day. Each adjusted rate will be applicable on and after the interest reset date to which it relates to, but not including, the next succeeding interest reset date or to maturity.

Interest Determination Date. The interest rate for each reset period will be the rate determined by the calculation agent on the calculation date pertaining to the interest determination date pertaining to the interest reset date for such reset period. Unless otherwise specified in the applicable pricing supplement, the “interest determination date” pertaining to a reset period for:

•	a Commercial Paper Rate Note (the “Commercial Paper Interest Determination Date”), a Federal Funds Rate Note (the “Federal Funds Interest Determination Date”) or a Prime Rate Note (the “Prime Interest Determination Date”) will be the business day immediately preceding the interest reset date that commences such reset period;

•	a CD Rate Note (the “CD Interest Determination Date”) and a CMT Rate Note (the “CMT Interest Determination Date”) will be the second business day immediately preceding the interest reset date that commences such reset period;

•	the Eleventh District Cost of Funds Rate Note (the “Eleventh District Interest Determination Date”) will be the last business day of the month immediately preceding the interest reset date on which the Federal Home Loan Bank of San Francisco (the “FHLB of San Francisco”) publishes the FHLB Index (as defined under “—Eleventh District Cost of Funds Rate”);

•	a LIBOR Note (the “LIBOR Interest Determination Date”) will be the second London business day immediately preceding the interest reset date that commences the reset period; and

•

a Treasury Rate Note (the “Treasury Interest Determination Date”) will be the day of the week in which the interest reset date that commences the reset period falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the reset period commencing in the next succeeding week.

The interest determination date relating to a floating rate note with an interest rate that is determined by reference to two or more interest rate bases will be the most recent business day that is at least two business days preceding the applicable interest reset date for each interest rate for the applicable floating rate note on which each interest rate basis is determinable.

Interest Payments. Except as provided below or in the applicable pricing supplement, interest on floating rate notes will be payable:

•	in the case of floating rate notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified on the face of the note and in the applicable pricing supplement;

•	in the case of floating rate notes that reset quarterly, on the third Wednesday of March, June, September and December of each year, as specified on the face of the note and in the applicable pricing supplement;

•	in the case of floating rate notes that reset semi-annually, on the third Wednesday of each of two months of each year, as specified on the face of the note and in the applicable pricing supplement; and

•	in the case of floating rate notes that reset annually, on the third Wednesday of one month of each year, as specified on the face of the note and in the applicable pricing supplement;

and in each case at maturity. If any interest payment date, other than maturity for any floating rate note, is not a business day for the floating rate note, the interest payment date will be postponed to the next day that is a business day for the floating rate note, except that in the case of a LIBOR Note, if the business day for the floating rate note is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day in each case, with the same force and effect as if made on the interest payment date. If the maturity for any floating rate note falls on a day that is not a business day, all payments to be made on the day with respect to the note will be made on the next day that is a business day with the same force and effect as if made on the due date, and no additional interest will be payable on the date of payment for the period from and after the due date as a result of the delayed payment.

Accrued interest is calculated by multiplying the face amount of a note by an accrued interest factor. Unless otherwise specified in the applicable pricing supplement, the accrued interest factor will be computed by adding the interest factors calculated for each day from the original issue date, or from the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being calculated. Unless otherwise specified in the pricing supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to that date by 360, in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes, CD Rate Notes, Eleventh District Cost of Funds Rate Notes, Prime Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of CMT Rate Notes and Treasury Rate Notes. The interest factor for floating rate notes as to which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only the applicable interest rate basis specified in the applicable pricing supplement applied.

The calculation agent will, upon the request of the holder of any floating rate note, provide the interest rate then in effect and, if different, the interest rate that will become effective as a result of a determination made on the most recent interest determination date with respect to the note.

CD Rate

Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the spread and/or spread multiplier, if any), specified in such CD Rate Note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, “CD Rate” means, with respect to any CD Interest Determination Date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication of the Board of Governors (“H.15(519)”) under the heading “CDs (secondary market).”

If the rate is not published by 3:00 P.M., New York City time, on the calculation date pertaining to that CD Interest Determination Date, the CD Rate will be the rate on the CD Interest Determination Date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve Bank of New York in its daily update of H.15(519), available through the website of the Board of Governors at www.federalreserve.gov/releases/h15/update, or any successor publication (“H.15 Daily Update”) under the heading “CDs (secondary market).”

If the rate is not published in either H.15(519) or H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date pertaining to that CD Interest Determination Date, then the CD Rate for that CD Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that CD Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable certificates of deposit of major United States money market banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the index maturity designated in the applicable pricing supplement in a denomination of $5,000,000; provided, however, that if the dealers selected by the calculation agent are not quoting as mentioned in this sentence, the CD Rate with respect to that CD Interest Determination Date will be the CD Rate in effect on that CD Interest Determination Date.

CMT Rate

Each CMT Rate Note will bear interest at the interest rate (calculated with reference to the CMT Rate Note and the spread and/or spread multiplier, if any) specified in the CMT Rate Note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement. “CMT Rate” means, with respect to any CMT Interest Determination Date, the rate displayed on the designated CMT Moneyline Telerate page under the caption “. . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.,” under the column for the designated CMT maturity index (as defined below) in the following manner.

•	If the designated CMT Moneyline Telerate page is 7051, the CMT Rate will be the rate on the CMT Interest Determination Date.

•	If the designated CMT Moneyline Telerate page (as defined below) is 7052, the CMT Rate will be the average for the week or for the month, as specified in the applicable pricing supplement, ended immediately preceding the week or month, as applicable, in which the related CMT Interest Determination Date occurs.

If no rate appears on the designated CMT Moneyline Telerate page as indicated above, the following procedures will be followed in the order set forth below.

(1) If the rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time on the related calculation date, then the CMT Rate for the CMT Interest Determination Date will be the treasury constant maturity rate for the designated CMT maturity index as published in the relevant H.15(519).

(2) If this rate is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, then the CMT Rate on the CMT Interest Determination Date will be the treasury constant maturity rate for the designated CMT maturity index, or other United States treasury rate for the designated CMT maturity index, for the CMT Interest Determination Date for the interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury. The calculation agent will make the determination as to which of such rates is comparable to the rate formerly displayed on the designated CMT Moneyline Telerate page and published in the relevant H.15(519).

(3) If this information is not provided by 3:00 P.M., New York City time, on the related calculation date, then the calculation agent will calculate the CMT Rate on the CMT Interest Determination Date as follows.

•	The CMT Rate will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading U.S. government securities dealers in New York City, for Treasury Securities. The Treasury Securities will be the most recently issued direct non-callable fixed rate obligations of the United States, with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than the designated CMT maturity index minus one year.

•	The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be an agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require.

•	If three or four, but not five, of such dealers provide quotations as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

(4) If the calculation agent is unable to obtain three Treasury Security quotations as described in (3) above, the CMT Rate on the CMT Interest Determination Date will be calculated by the calculation agent as follows:

•	The rate will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading U.S. government securities dealers in New York City, for Treasury Securities with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining maturity closest to the index maturity specified in the applicable pricing supplement, and in an amount that is representative for a single transaction in that market at that time.

•	If two Treasury Securities with an original maturity, as described above, have remaining terms to maturity equally close to the designated CMT maturity index, the calculation agent will obtain quotations for the Treasury Security with the shorter remaining term to maturity and will use those quotations to calculate the CMT Rate as set forth above.

•	The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be an agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require.

•	If three or four, but not five, of such dealers provide quotations as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest quotes will be eliminated.

(5) If fewer than three dealers selected by the calculation agent provide quotations as described above, the CMT Rate determined as of the CMT Interest Determination Date will be the CMT Rate in effect on such CMT Interest Determination Date.

“Designated CMT Moneyline Telerate page” means the display on the Moneyline Telerate, or any successor service on the page specified in the applicable pricing supplement, or any other page as may replace such page on that service, or any successor service, for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the designated CMT Moneyline Telerate page will be 7052 for the most recent week.

“Designated CMT maturity index” means the original period to maturity of the U.S. Treasury securities, either one, two, three, five, seven, ten, twenty or thirty years, specified in the applicable pricing supplement for which the CMT Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the designated CMT maturity index will be two years.

The CMT Rate for a Treasury security maturity as published as of any business day is intended to be indicative of the yield of a U.S. Treasury security having as of that business day a remaining term to maturity equivalent to its maturity. The CMT Rate as of any business day is based upon an interpolation by the U.S. Treasury of the daily yield curve of outstanding Treasury securities. This yield curve, which relates the yield on a security to its time to maturity, is based on the over-the-counter market bid yields on actively traded Treasury securities. Such yields are calculated from composites of quotations reported by leading U.S. government securities dealers, which may include one or more of the calculation agents or affiliates of the agents. Certain constant maturity yield values are read from the yield curve. Interpolation from the yield curve provides a theoretical yield for a Treasury security having ten years to maturity, for example, even if no outstanding Treasury security has as of that date exactly ten years remaining to maturity.

Commercial Paper Rate

Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the spread and/or spread multiplier, if any) specified in the Commercial Paper Rate Note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, “Commercial Paper Rate” means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement as that rate is published in H.15(519) under the heading “Commercial Paper—Nonfinancial.”

If the rate is not published by 3:00 P.M., New York City time, on the calculation date pertaining to that Commercial Paper Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on that Commercial Paper Interest Determination Date for commercial paper having the index maturity designated in the applicable pricing supplement as published in the H.15 Daily Update under the heading “Commercial Paper—Nonfinancial.”

If by 3:00 P.M., New York City time, on the calculation date the rate is not yet published in either H.15(519) or H.15 Daily Update, then the Commercial Paper Rate for that Commercial Paper Interest Determination Date will be calculated by the calculation agent and will be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on the Commercial Paper Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the calculation agent for commercial paper having the index maturity designated in the applicable pricing supplement placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized securities rating agency; provided, however, that if the dealers selected by the calculation agent are not quoting as mentioned in this sentence, the Commercial Paper Rate with respect to that Commercial Paper Interest Determination Date will be the Commercial Paper Rate in effect on the Commercial Paper Interest Determination Date.

“Money Market Yield” means a yield (expressed as a percentage rounded, if necessary, to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

Money Market Yield =	D × 360	× 100

360 - (D × M)

where “D” refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Eleventh District Cost of Funds Rate

Each Eleventh District Cost of Funds Rate Note will bear interest at the interest rate (calculated with reference to the Eleventh District Cost of Funds Rate and the spread and/or spread multiplier, if any) specified in the Eleventh District Cost of Funds Rate Note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “Eleventh District Cost of Funds Rate” means, with respect to any Eleventh District Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the Eleventh District Interest Determination Date as set forth under the caption “11th District” on the display on Moneyline Telerate (or any successor service) on page 7058 (or any successor page as may replace such page on such service) (“Moneyline Telerate Page 7058”) as of 11:00 A.M., San Francisco time, on the Eleventh District Interest Determination Date.

If the rate does not appear on Moneyline Telerate Page 7058 on the Eleventh District Interest Determination Date, the Eleventh District Cost of Funds Rate on the Eleventh District Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the “FHLB Index”) by the FHLB of San Francisco as the cost of funds for the calendar month immediately preceding the date of the announcement. If the FHLB of San Francisco fails to announce the rate for the calendar month immediately preceding the Eleventh District Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of the Eleventh District Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on the Eleventh District Interest Determination Date.

Federal Funds Rate

Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the spread and/or spread multiplier, if any) specified in the Federal Funds Rate Note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “Federal Funds Rate” means, with respect to any Federal Funds Interest Determination Date, the rate on that date for Federal Funds as published in H.15(519) under the heading “Federal Funds (effective)” and displayed on Moneyline Telerate (or any successor service) on page 120 (or any successor page as may replace such page on such service) (“Moneyline Telerate Page 120”).

If the rate does not so appear on Moneyline Telerate Page 120 or is not published by 3:00 P.M., New York City time, on the calculation date pertaining to that Federal Funds Interest Determination Date, then the Federal Funds Rate for that Federal Funds Interest Determination Date will be the rate on that Federal Funds Interest Determination Date as published in H.15 Daily Update under the heading “Federal Funds (effective).”

If the rate is not yet published by 3:00 P.M. New York City time, on the calculation date pertaining to that Federal Funds Interest Determination Date, then the Federal Funds Interest Rate will be calculated by the calculation agent and will be the arithmetic mean of the rates as of 9:00 A.M., New York City time, on that Federal Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the calculation agent; provided, however, that if the brokers selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to that Federal Funds Interest Determination Date will be the Federal Funds Rate in effect on that Federal Funds Interest Determination Date.

LIBOR

Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the spread and/or spread multiplier, if any) specified in the LIBOR Note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, “LIBOR” will be determined by the calculation agent in accordance with the following provisions:

•	With respect to any LIBOR Interest Determination Date, LIBOR will be, as specified in the applicable pricing supplement, either:

•	if “LIBOR Reuters” is specified in the note and the applicable pricing supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides for only a single rate, in which case the single rate will be used) for deposits in the Designated LIBOR Currency (as defined below) having the index maturity specified in the note and the applicable pricing supplement, commencing on the second London business day immediately following that LIBOR Interest Determination Date, which appear on the Designated LIBOR Page specified in the note and the applicable pricing supplement as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two offered rates appear (unless, as described above, only a single rate is required) on the Designated LIBOR Page; or

•	if “LIBOR Moneyline Telerate” is specified in the note and applicable pricing supplement, the rate for deposits in the Designated LIBOR Currency having the index maturity designated in the note and the applicable pricing supplement, commencing on the second London business day immediately following that LIBOR Interest Determination Date, which appears on the Designated LIBOR Page specified in the note and the applicable pricing supplement as of 11:00 A.M., London time, on such LIBOR Interest Determination Date.

Notwithstanding the foregoing, if fewer than two offered rates appear on the Designated LIBOR Page with respect to LIBOR Reuters (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case the single rate will be used), or if no rate appears on the Designated LIBOR Page with respect to LIBOR Moneyline Telerate, whichever may be applicable, LIBOR with respect to that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in the following bullet point paragraph.

•

With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear in the Designated LIBOR Page with respect to LIBOR Reuters (unless the specified Designated LIBOR Page by its terms provided for only a single rate, in which case the single rate will be used), or on which no rate appears on the Designated LIBOR Page with respect to the LIBOR Moneyline Telerate, as the case may be, the calculation agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the index maturity specified in the note and the applicable pricing supplement, commencing on the second London business day immediately following the LIBOR Interest Determination Date, to prime banks in the London interbank market as of 11:00 A.M., London time, on the LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in that market at that time. If at least two quotations are so provided, then LIBOR on the LIBOR Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted as of 11:00 A.M., in the applicable principal financial center, on the LIBOR Interest Determination Date by three major banks in the principal financial center selected by the calculation agent for loans in the Designated LIBOR Currency to leading European banks, commencing on the second London business day immediately following the LIBOR Interest Determination Date having the index maturity specified in the note and the applicable pricing supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in that market at that time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of the LIBOR Interest Determination Date will be LIBOR in effect on the LIBOR Interest Determination Date.

“Designated LIBOR Currency” means, with respect to any LIBOR Note, the currency, if any, specified in the note and the applicable pricing supplement as the Designated LIBOR Currency or, if no currency is specified in the note and the applicable pricing supplement, U.S. dollars.

“Designated LIBOR Page” means either:

•	if “LIBOR Reuters” is specified in the note and the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR currency; or

•	if “LIBOR Moneyline Telerate” is specified in the note and the applicable pricing supplement, the display on Moneyline Telerate (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency.

If neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is specified in the note and the applicable pricing supplement, LIBOR for the applicable Designated LIBOR Currency will be determined as if LIBOR Moneyline Telerate (and, if the U.S. dollar is the Designated LIBOR Currency, page 3750) had been chosen.

Prime Rate

Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the spread and/or spread multiplier, if any) specified in such Prime Rate Note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, “Prime Rate” means, with respect to any Prime Interest Determination Date, the rate set forth in H.15(519) for that date under the heading “Bank prime loan.”

If the rate is not published by 3:00 P.M., New York City time, on the calculation date pertaining to that Prime Interest Determination Date, the Prime Rate will be the rate on that date published in H.15 Daily Update under the heading “Bank prime loan.”

If the rate is not published either in H.15(519) or H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date pertaining to that Prime Interest Determination Date, the Prime Rate will be calculated by the calculation agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen US PRIME1 Page (as defined below) as that bank’s prime rate or base lending rate as in effect as of 11:00 A.M., New York City time, for that Prime Interest Determination Date, or, if fewer than four rates appear on the Reuters Screen US PRIME1 Page for that Prime Interest Determination Date, the rate will be the arithmetic mean of the prime rates (quoted on the basis of the actual number of days in the year divided by 360) as of the close of business on that Prime Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the calculation agent from which quotations are requested.

If fewer than two quotations are quoted as described above, the Prime Rate for that Prime Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the prime rates quoted in The City of New York on that date by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least U.S.$500,000,000 and being subject to supervision or examination by a federal or State authority, selected by the calculation agent to quote such rate or rates; provided, however, that if the Prime Rate is not published in H.15(519) and the banks or trust companies selected are not quoting as mentioned in this sentence, the Prime Rate with respect to that Prime Interest Determination Date will be the interest rate otherwise in effect on that Prime Interest Determination Date.

“Reuters Screen US PRIME 1 Page” means the display designated as page “US PRIME 1” on the Reuters Monitor Money Rates Service (or such other page as may replace the page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Treasury Rate

Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the spread and/or spread multiplier, if any) specified in such Treasury Rate Note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “Treasury Rate” means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States (“Treasury Bills”) having the index maturity specified in the applicable pricing supplement and the note and published under the heading “INVESTMENT RATE” on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace that page on such service) or page 57 (or any other page as may replace that page on that service) or, if not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield (as defined below) of the rate for Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.”

If the rate is not so published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related calculation date, the Treasury Rate on the Treasury Rate Interest Determination Date shall be the Bond Equivalent Yield of the auction rate of the Treasury Bills as announced by the United States Department of the Treasury.

In the event that the auction rate is not so announced by the United States Department of the Treasury on the calculation date, or if no auction of Treasury Bills is held, then the Treasury Rate on such Treasury Rate Interest Determination Date shall be the Bond Equivalent Yield of the rate on such Treasury Rate Interest Determination Date of Treasury Bills having the index maturity as published in H.15(519) under the heading “U.S. Government Securities/Treasury Bills/Secondary Market” or, if not yet published by 3:00 P.M., New York City time, on the related calculation date, the rate on the Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or the other recognized electronic source used for the purpose of displaying the rate, under the heading “U.S. Government Securities/Treasury Bills/Secondary Market.”

If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related calculation date, then the Treasury Rate on the Treasury Rate Interest Determination Date shall be calculated by the calculation agent and shall be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of the Treasury Rate Interest Determination Date will be the Treasury Rate in effect on the Treasury Rate Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D × N	× 100

360 - (D × M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Currency Indexed Notes

General

We may from time to time offer notes the principal amount payable at maturity and/or the interest rate of which is determined by reference to the rate of exchange between the specified currency and the other currency or composite currency specified as the indexed currency, referred to herein as the “indexed currency,” in the applicable pricing supplement, or as determined in such other manner as may be specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, holders of Currency Indexed Notes will be entitled to receive:

•	an amount exceeding the stated “face amount” of the principal of, and/or interest calculated at the stated rate of interest on, their Currency Indexed Notes if, at maturity or upon the relevant interest payment date, as the case may be, the rate at which the specified currency can be exchanged for the indexed currency exceeds the rate of such exchange specified as the base exchange rate, expressed in units of the indexed currency per one unit of the specified currency, in the applicable pricing supplement, referred to in this prospectus supplement as the “base exchange rate”; or

•	an amount less than the face amount and/or interest calculated at the stated interest rate if, at maturity or upon the relevant interest payment date, as the case may be, the rate at which the specified currency can be exchanged for the indexed currency is less than such base exchange rate, in each case determined as described below above.

We will set forth in the applicable pricing supplement information as to the relative historical value (which is not necessarily indicative of relative future value) of the applicable denominated currency against the applicable indexed currency, any exchange controls applicable to such denominated currency or indexed currency and certain tax consequences to holders of Currency Indexed Notes.

Other Indexed Notes and Certain Terms Applicable To All Indexed Notes

In addition to Currency Indexed Notes, notes may be issued as other Indexed Notes, the principal amount payable at maturity and/or the interest rate of which is determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas. The pricing supplement relating to such an Indexed Note will describe, as applicable, the method by which the amount of interest payable on any interest payment date and the amount of principal payable at maturity in respect of the Indexed Note will be determined, certain tax consequences to holders of Indexed Notes, certain risks associated with an investment in the Indexed Notes and other information relating to the Indexed Notes.

An investment in Indexed Notes entails significant risks, including wide fluctuations in market value as well as in the amounts of payments due thereunder, that are not associated with a similar investment in a conventional debt security. These risks depend on a number of factors including supply and demand for the particular commodity and economic and political events over which we have no control. Fluctuations in the price of any particular security or commodity, in the rates of exchange between particular currencies or in particular indices that have occurred in the past are not necessarily indicative, however, of fluctuations in the price or rates of exchange that may occur during the term of any Indexed Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Indexed Notes. Indexed Notes are not an appropriate investment for investors who are unsophisticated with respect to securities, commodities and/or foreign currency transactions.

Amortizing Notes

We may offer notes (“Amortizing Notes”) with the amount of principal and interest on the notes payable in installments over the term of the notes. Interest on each Amortizing Note will be computed as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. A table setting forth repayment information with respect to each Amortizing Note will be provided to the original purchaser of the note and will be available, upon request, to subsequent holders.

Original Issue Discount Notes

We may from time to time offer Original Issue Discount Notes. The applicable pricing supplement with respect to certain Original Issue Discount Notes may provide that holders of Original Issue Discount Notes will not receive periodic payments of interest. For the purpose of determining whether holders of the requisite principal amount of debt securities outstanding under the indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Original Issue Discount Notes will be deemed to be the amount of the principal that would be due and payable upon declaration of acceleration of the stated maturity of the Original Issue Discount Note as of the date of such determination.

Notwithstanding anything in this prospectus supplement to the contrary, unless otherwise specified in the applicable pricing supplement, if a note is an Original Issue Discount Note, the amount payable on that note in the event of maturity prior to the stated maturity will be the Amortized Face Amount of the note as of the maturity.

Interest Rate Reset

If we have the option with respect to any note to reset the interest rate, in the case of a fixed rate note, or to reset the spread and/or spread multiplier, in the case of a floating rate note, the pricing supplement relating to the note will indicate that option and:

•	the date or dates on which we may reset the interest rate or the spread and/or spread multiplier, as the case may be, each referred to as an “optional reset date”; and

•	the basis or formula, if any, for the resetting.

We may exercise the option to reset the interest rate, spread and/or spread multiplier, as the case may be, on a note by notifying the trustee of our election at least 45 but not more than 60 days prior to an optional reset date for the note. Not later than 40 days prior to the optional reset date, the trustee will mail to the holder of the note a reset notice, first class, postage prepaid, setting forth:

•	our election to reset the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note;

•	the new interest rate or the new spread and/or spread multiplier, as the case may be; and

•	the provisions, if any, for redemption during the period from the optional reset date to the next optional reset date or, if there is no next optional reset date, to the stated maturity of the note (each such period being referred to in this prospectus supplement as a “subsequent interest period”), including the date or dates on which or the period or periods during which and the price or prices at which the redemption may occur during the subsequent interest period.

Notwithstanding the foregoing, not later than 20 days prior to an optional reset date for a note, we may, at our option, revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, in either case provided for in the reset notice and establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the subsequent interest period commencing on the optional reset date by mailing or causing the trustee to mail notice of the higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the holder of the note. The notice will be irrevocable. All notes with respect to which the interest rate or spread and/or spread multiplier is reset on an optional reset date will bear the higher interest rate, in the case of a fixed rate note, or higher spread and/or spread multiplier, in the case of a floating rate note, whether or not those notes are tendered for repayment as provided in the next paragraph.

If we elect to reset the interest rate or the spread and/or spread multiplier of a note, the holder of the note will have the option to elect repayment of the note, in whole but not in part, on any optional reset date at a price equal to the outstanding principal amount of the note plus any accrued interest to, but not including, such optional reset date. For a note to be so repaid on an optional reset date, the holder of the note must follow the procedures set forth below under “—Repayment at the Option of the Holder” for optional repayment, except that the period for delivery of the note or notification to the trustee will be at least 25 but not more than 35 days prior to the optional reset date.

Extension of Maturity

If we have the option to extend the stated maturity of any note for one or more periods, each referred to in this prospectus supplement as an “extension period,” up to but not beyond the “final maturity date” set forth in the pricing supplement relating to the note, the pricing supplement will indicate that option.

We may exercise the option to extend the stated maturity of a note by notifying the trustee of our election to exercise at least 45 but not more than 60 days prior to the stated maturity of such note in effect prior to the exercise of the option, referred to as the “original stated maturity.” No later than 40 days prior to the original stated maturity, the trustee will mail to the holder of the note an extension notice relating to the extension period, first class, postage prepaid, setting forth:

•	our election to extend the stated maturity of the note;

•	the new stated maturity;

•	in the case of a fixed rate note, the interest rate applicable to the extension period or, in the case of a floating rate note, the spread and/or spread multiplier applicable to the extension period; and

•	the provisions, if any, for redemption during the extension period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the extension period.

Upon the mailing by the trustee of an extension notice to the holder of a note, the stated maturity of the note will be extended automatically as set forth in the extension notice, and, except as modified by the extension notice and as described in the next two paragraphs, the note will have the same terms as prior to the mailing of such extension notice.

Notwithstanding the foregoing, not later than 20 days prior to the original stated maturity for a note, we may, at our option, revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, provided for in the extension notice and establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period by mailing or causing the trustee to mail notice of the higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the holder of the note. The notice will be irrevocable. All notes with respect to which the stated maturity is extended will bear the higher interest rate or higher spread and/or spread multiplier, as the case may be, for the extension period whether or not those notes are tendered for repayment as provided in the next paragraph.

If we elect to extend the stated maturity of a note, the holder of the note will have the option to elect repayment of the note, in whole but not in part, by us at the original stated maturity at a price equal to the outstanding principal amount of the note plus any accrued interest to, but not including, that date. In order for a note to be so repaid on the original stated maturity, the holder of the note must follow the procedures set forth below under “—Repayment at the Option of the Holder” for optional repayment, except that the period for delivery of such note or notification to the trustee will be at least 25 but not more than 35 days prior to the original stated maturity.

Renewable Notes

We may from time to time offer notes which will mature on an interest payment date specified in the applicable pricing supplement occurring in or prior to the twelfth month following the original issue date of the notes, referred to in this prospectus supplement as the “initial maturity date,” unless the term of all or any portion of the note (a “Renewable Note”) is renewed in accordance with the procedures described below.

On the interest payment date occurring in the sixth month (unless a different interval, referred to as the “special election interval,” is specified in the applicable pricing supplement) prior to the initial maturity date of a Renewable Note, referred to as the “initial renewal date,” and on the interest payment date occurring in each sixth month (or in the last month of each special election interval) after the initial renewal date (each, together with the initial renewal date, a “renewal date”), the term of the Renewable Note may be extended to the interest payment date occurring in the twelfth month (or, if a special election interval is specified in the applicable pricing supplement, the last month in a period equal to twice the special election interval) after the renewal date, if the holder of the Renewable Note elects to extend the term of the Renewable Note or any portion thereof as described below. If a holder does not elect to extend the term of any portion of the principal amount of a Renewable Note during the specified period prior to any renewal date, that portion will become due and payable on the interest payment date occurring in the sixth month (or the last month in the special election interval) after the renewal date, referred to herein as the “new maturity date.”

A holder of a Renewable Note may elect to renew the term of the Renewable Note, or if so specified in the applicable pricing supplement, any portion of the Renewable Note, by delivering a notice to such effect to the trustee at the Corporate Trust Office not less than 15 nor more than 30 days prior to the renewal date (unless another period is specified in the applicable pricing supplement as the “special election period”). The election will be irrevocable and will be binding upon each subsequent holder of that Renewable Note. An election to renew the term of a Renewable Note may be exercised with respect to less than the entire principal amount of the Renewable Note only if so specified in the applicable pricing supplement and only in such principal amount, or any integral multiple in excess thereof, as is specified in the applicable pricing supplement. Notwithstanding the foregoing, the term of the Renewable Notes may not be extended beyond the stated maturity specified for the Renewable Notes in the applicable pricing supplement.

If the holder does not elect to renew the term, the Renewable Note must be presented to the trustee (or any duly appointed paying agent) simultaneously with notice of the election (or, in the event notice of such election, together with a guarantee of delivery within five business days, is transmitted on behalf of a holder from a member of a national securities exchange, the National Association of Securities Dealers, Inc. (the “NASD”) or a commercial bank or trust company in the United States, within five business days of the date of such notice).

With respect to a Renewable Note that is a certificated note, as soon as practicable following receipt of such Renewable Note the trustee (or any duly appointed paying agent) shall issue in exchange therefor in the name of such holder:

•	a note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which the election not to renew the term thereof was exercised, with terms identical to those specified on such Renewable Note (except for the original issue date and the initial interest rate and except that such note shall have a fixed, nonrenewable stated maturity on the new maturity date); and

•	if such election not to renew is made with respect to less than the full principal amount of such holder’s Renewable Note, a replacement Renewable Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which the election to renew was made, with terms identical to the exchanged Renewable Notes.

Combination of Provisions

If so specified in the applicable pricing supplement, any note may be subject to all of the provisions, or any combination of the provisions, described above under “—Interest Rate Reset,” “—Extension of Maturity” and “—Renewable Notes.”

Redemption at Our Option

Unless one or more “redemption dates” are specified in the applicable pricing supplement, the notes will not be redeemable prior to their stated maturity. If one or more redemption dates are specified with respect to any note, the applicable pricing supplement will also specify one or more redemption prices (expressed as a percentage of the principal amount of the note) and the redemption period or periods during which the redemption prices will apply. Unless otherwise specified in the applicable pricing supplement, any such note will be redeemable at our option at the specified redemption price applicable to the redemption period during which the note is to be redeemed, together with interest accrued to the redemption date. We may redeem any of the notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice to the holders thereof.

Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund.

Repayment at the Option of the Holder

Unless otherwise specified in the applicable pricing supplement, notes cannot be repaid prior to stated maturity. If a note is repayable at the option of the holder on a date or dates specified prior to stated maturity, the applicable pricing supplement will set forth the price or prices of the repayment, together with accrued interest to the date of repayment.

For a note that is repayable at the option of the holder to be repaid, the trustee must receive at least 30 but not more than 60 days prior to the repayment date:

•	appropriate wire instructions; and

•	either:

•	the note with the form entitled “Option to Elect Repayment” attached to the note duly completed; or

•

a telegram, telex, facsimile transmission or letter (first class, postage prepaid) from a member of a national securities exchange or the NASD or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the portion of the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised by the holder and a guarantee that the note to be repaid with the form entitled “Option to Elect Repayment” attached to the note duly completed will be received by the trustee not later than five business days after the date of such telegram, telex, facsimile transmission or letter and the note and form duly completed must be received by the trustee by such fifth business day.

Exercise of the repayment option by the holder of a note will be irrevocable, except that a holder who has tendered a note for repayment may by written notice to the trustee revoke the tender for repayment until the close of business on the tenth calendar day prior to the repayment date. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment is an authorized denomination. No transfer or exchange of any note (or, in the event that any note is to be repaid in part, the portion of the note to be repaid) will be permitted after exercise of a repayment option. All questions as to the validity, eligibility (including time of receipt) and acceptance of any note for repayment will be determined by the trustee, whose determination will be final, binding and non-appealable.

While the Book-Entry Notes are represented by global securities held by or on behalf of the Depositary and registered in the name of the Depositary or its nominee, the option for repayment may be exercised only by the applicable Participant (as defined under “—Book-Entry System”) that has an account with the Depositary, on behalf of an owner of a beneficial interest in the global security or securities representing the Book-Entry Notes. Such option may be exercised by delivering a written notice substantially similar to the above-mentioned form duly completed to the trustee at its Corporate Trust Office (or any other address of which we will from time to time notify the holders), at least 30 but not more than 60 days prior to the date of repayment. Notices of elections from Participants on behalf of an owner of a beneficial interest in the global security or securities representing the Book-Entry Notes to exercise their option to have the Book-Entry Notes repaid must be received by the trustee by 5:00 P.M., New York City time, on the last day for giving the notice. In order to ensure that a notice is received by the trustee on a particular day, the owners of a beneficial interest in the global security or securities representing the Book-Entry Notes must so direct the applicable Participant before the Participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, owners of a beneficial interest in the global security or securities representing Book-Entry Notes should consult the Participants through which they own their interest in the Book-Entry Notes therein for the respective deadlines for these Participants. All notices shall be executed by a duly authorized officer of the Participant (with signatures guaranteed) and will be irrevocable. In addition, owners of a beneficial interest in the global security or securities representing Book-Entry Notes shall effect delivery at the time the notices of election are given to the Depositary by causing the applicable Participant to transfer the holder’s beneficial interest in the global security or securities representing the Book-Entry Notes, on the Depositary’s records, to the trustee. See “—Book-Entry System.”

Notwithstanding anything in this prospectus supplement to the contrary, unless otherwise specified in the applicable pricing supplement, if a note is an Original Issue Discount Note, the amount payable on the note in the event of redemption or repayment prior to its stated maturity shall be the Amortized Face Amount of the note, as specified in the applicable pricing supplement, as of the redemption date or the date of repayment, as the case may be.

Repurchase

We may at any time purchase notes at any price or prices in the open market or otherwise. We may hold, resell or, at our discretion, surrender to the trustee for cancellation any notes we so purchase.

Other Provisions

Any provisions with respect to the determination of an interest rate basis, the specification of interest rate basis, calculation of the interest rate applicable to, or the principal payable at maturity on, any note, its interest payment dates or any other matter relating thereto may be modified by the terms as specified under “Other Provisions” on the face of the note, or in an annex attached to the note if specified on the face of the note, and in the applicable pricing supplement.

Book-Entry System

The Depositary will act as securities depositary for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary’s partnership nominee). One fully registered global security will be issued for each issue of the notes, each in the aggregate principal amount of the issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds the maximum principal amount, if any, permitted by the Depositary, one global security will be issued with respect to the maximum principal amount and an additional global security will be issued with respect to any remaining principal amount of the issue.

The following is based on information furnished by the Depositary:

The Depositary is

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code;

•	and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

The Depositary holds securities that its participants (“Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the NASD. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

Purchases of Book-Entry Notes under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on the Depositary’s records. The ownership interest of beneficial owners of each Book-Entry Note is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners of a global security representing Book-Entry Notes will not receive certificates representing their ownership interests in Book-Entry Notes, except in the event that use of the book-entry system for the Book-Entry Notes is discontinued.

To facilitate subsequent transfers, all global securities representing Book-Entry Notes which are deposited with the Depositary are registered in the name of the Depositary’s nominee, Cede & Co., or another name as may be requested by an authorized representative of the Depositary. The deposit of global securities with the Depositary and their registration in the name of Cede & Co., or any other name requested by an authorized representative of the Depositary, effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the global securities representing the Book-Entry Notes; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts the Book-Entry Notes are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depositary’s practice is to determine by lot the amount of the interest of each Direct Participant in the issue to be redeemed.

Neither the Depositary nor Cede & Co. will consent or vote with respect to the global securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments on the global securities representing the Book-Entry Notes will be made to the Depositary. The Depositary’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records unless the Depositary has reason to believe that it will not receive payment on that date.

Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the Participant and not of the Depositary, the paying agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of us or the paying agent, disbursement of the payments to Direct Participants is the responsibility of the Depositary, and disbursement of payments to the beneficial owners is the responsibility of Direct Participants and Indirect Participants.

A beneficial owner will give notice of any option to elect to have its Book-Entry Notes purchased or tendered by us, through its Participant, to the paying agent, and shall effect delivery of the Book-Entry Notes by causing the Direct Participant to transfer the Participant’s interest in the global security or securities representing the Book-Entry Notes, on the Depositary’s records, to the paying agent. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing the Book-Entry Notes are transferred by Direct Participants on the Depositary’s records.

The Depositary may discontinue providing its services as securities depositary with respect to the Book-Entry Notes at any time by giving reasonable notice to us or to the trustee.

If the Depositary is at any time unwilling or unable to continue as depositary or if the Depositary ceases to be a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, and, in either case, we do not appoint a successor depositary within 90 days, we will issue individual certificated notes in exchange for Book-Entry Notes represented by global securities. In addition, we may at any time, and in our sole discretion, determine not to have one or more Book-Entry Notes represented by one or more global securities and, in such event, will issue individual certificated notes in exchange for Book-Entry Notes represented by global securities. If the notes are Book-Entry Notes represented by one or more global securities and if an Event of Default with respect to the notes shall have occurred and be continuing, we will issue individual certificated notes in exchange for such Book-Entry Notes represented by global securities.

We have obtained the information in this section concerning the Depositary and the Depositary’s book-entry system from sources that we believe to be reliable, but neither we nor any agent takes any responsibility for the accuracy of this information.

None of us, any agents, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

General

Unless otherwise specified in the applicable pricing supplement, foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to foreign currency notes, is by necessity incomplete. We and the agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, their foreign currency notes. These purchasers should consult their own financial and legal advisors with regard to these risks.

Payment of Principal, Premium, if any, and Interest, if any

Unless otherwise specified in the applicable pricing supplement, we are obligated to make payments of principal of (and premium, if any) and interest, if any, on, a foreign currency note in the specified currency. Any amounts so payable by us in the specified currency will be converted by the exchange rate agent named in the applicable pricing supplement (the “exchange rate agent”) into U.S. dollars for payment to the registered holders thereof unless otherwise specified in the applicable pricing supplement or a registered holder elects, in the manner described below, to receive these amounts in the specified currency.

Except as provided under “—Availability of Specified Currency,” any U.S. dollar amount to be received by a holder of a foreign currency note will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 A.M., New York City time, on the second business day immediately preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the exchange rate agent) selected by the exchange rate agent, which will initially be The Bank of New York, and approved by us for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on that payment date in the aggregate amount of the specified currency payable to all registered holders of foreign currency notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the holders of foreign currency notes by deductions from any payments. If three bid quotations are not available, payments will be made in the specified currency.

Unless otherwise indicated in the applicable pricing supplement, holders of foreign currency notes may elect to receive all or a specified portion of any payment of principal, (and premium, if any) and/or interest, if any, in the specified currency by submitting a written request to the trustee at its corporate trust office in The City of

New York on or prior to the applicable record date or at least 15 days prior to the maturity, as the case may be. The written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. The election will remain in effect until revoked by written notice delivered to the trustee on or prior to a record date or at least 15 days prior to the maturity, as the case may be. Holders of foreign currency notes to be held in the name of a broker or nominee should contact a broker or nominee to determine whether and how an election to receive payments in the specified currency may be made.

Unless otherwise specified in the applicable pricing supplement, if the specified currency is other than U.S. dollars, a beneficial owner of the related global security or securities that elects to receive payments of principal (and premium, if any) and/or interest, if any, in the specified currency must notify the participant through which it owns its interest on or prior to the applicable record date or at least 15 days prior to the maturity, as the case may be, of its election. The applicable participant must notify the Depositary of its election on or prior to the third business day after the applicable record date or at least 12 days prior to the maturity, as the case may be, and the Depositary will notify the trustee of that election on or prior to the fifth business day after the applicable record date or at least ten calendar days prior to the maturity, as the case may be. If complete instructions are received by the participant from the applicable beneficial owner and forwarded by the participant to the Depositary, and by the Depositary to the trustee, on or prior to such dates, then the applicable beneficial owner will receive payments in the specified currency.

We will make payments of the principal of (and premium, if any) and/or interest, if any, on foreign currency notes which are to be made in U.S. dollars in the manner specified herein with respect to notes denominated in U.S. dollars. See “Description of Notes—General.” We will make payments of interest, if any, on foreign currency notes which are to be made in the specified currency on an interest payment date other than the maturity by check mailed to the address of the holders of their foreign currency notes as they appear in the security register, subject to the right to receive these interest payments by wire transfer of immediately available funds under the circumstances described under “Description of Notes—Payment of Principal and Interest.” We will make payments of principal of (and premium, if any) and/or interest, if any, on foreign currency notes which are to be made in the specified currency on the maturity by wire transfer of immediately available funds to an account with a bank designated at least 15 days prior to the maturity by the applicable registered holder, provided the particular bank has appropriate facilities to make these payments and the particular foreign currency note is presented and surrendered at the office or agency maintained by the trustee for this purpose in the Borough of Manhattan, The City of New York, in time for the trustee to make these payments in accordance with its normal procedures.

Availability of Specified Currency

If the specified currency for foreign currency notes is not available for any required payment of principal of (and premium, if any) and/or interest, if any, due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to the registered holders of these foreign currency notes by making payments in U.S. dollars on the basis of the Market Exchange Rate (as defined below), computed by the exchange rate agent, on the second business day immediately preceding the particular payment or, if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate, or as otherwise set forth in the applicable pricing supplement.

The “Market Exchange Rate” for a specified currency other than U.S. dollars means the noon dollar buying rate in The City of New York for cable transfers for the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Any payment made in U.S. dollars under these circumstances where the required payment is in a specified currency other than U.S. dollars will not constitute an event of default under the indenture with respect to the notes.

All determinations made by the exchange rate agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the registered holders of the foreign currency notes.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the principal United States federal income tax considerations relating to the purchase, ownership and disposition of notes to beneficial owners purchasing notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), legislative history, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Any change may apply retroactively.

This summary discusses only the principal United States federal income tax consequences to those beneficial owners holding notes as capital assets within the meaning of Section 1221 of the Code. It does not address all of the tax consequences that may be relevant to a beneficial owner in light of the beneficial owner’s particular circumstances or to beneficial owners subject to special rules (including pension plans and other tax-exempt investors, banks, thrifts, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities, currencies and persons so treated for federal income tax purposes, persons whose functional currency (as defined in Section 985 of the Code) is other than the U.S. dollar, persons who hold notes as part of a straddle, hedging or conversion transaction, and persons who otherwise hold notes as other than capital assets). This summary does not discuss the taxation of notes which qualify as “applicable high yield discount obligations” under Section 163(i) of the Code. Beneficial owners of applicable high yield discount obligations may be subject to special rules which will be set forth in the applicable pricing supplement, if appropriate. This summary also assumes that a taxpayer obtains any necessary consent of the Internal Revenue Service (the “IRS”) before changing a method of accounting.

Persons considering the purchase of notes should consult their tax advisors with regard to the application of United States federal income tax laws to their particular situations as well as any tax consequences to them arising under the laws of any state, local or foreign taxing jurisdiction. State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction.

As used in this summary, the term “United States Holder” means a beneficial owner of a note who or which is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust treated as a United States person under Section 7701(a)(30) of the Code.

The term also includes certain beneficial owners who are former citizens of the United States whose income and gain from the notes are subject to United States taxation. The term “non-United States Holder” means a beneficial owner that is not a United States Holder.

Taxation of Interest

The taxation of interest on a note depends on whether the interest constitutes “qualified stated interest” (as defined below). Interest on a note that is qualified stated interest is includible in a United States Holder’s income as ordinary interest income when actually or constructively received (if the beneficial owner uses the cash method of accounting for federal income tax purposes) or when accrued (if the beneficial owner uses an accrual method of accounting for federal income tax purposes). Interest that is not qualified stated interest is includible in a United States Holder’s income under the rules governing “original issue discount,” described below, regardless of the beneficial owner’s method of accounting. Notwithstanding the foregoing, interest that is payable on a note with a maturity of one year or less from its issue date, referred to as a “Short-Term Note,” is included in a United States Holder’s income under the rules described below under “—Short-Term Notes.”

Fixed Rate Notes

Interest on a fixed rate note will constitute “qualified stated interest” if the interest is unconditionally payable, or will be constructively received under Section 451 of the Code, in cash or in property (other than our debt instruments) at least annually at a single fixed rate.

Floating Rate Notes

Interest on a floating rate note that is unconditionally payable, or will be constructively received under Section 451 of the Code, in cash or in property (other than our debt instruments) at least annually will constitute “qualified stated interest” if the note is a variable rate debt instrument under the rules described below and the interest is payable at a single “qualified floating rate” or single “objective rate” (each as defined below). If the note is a variable rate debt instrument but the interest is payable other than at a single qualified floating rate or at a single objective rate, special rules apply to determine the portion of the interest that constitutes “qualified stated interest.” See “—Taxation of Original Issue Discount—Taxation of OID on Floating Rate Notes and Indexed Notes—Notes that are Variable Rate Debt Instruments” below.

Definition of a Variable Rate Debt Instrument. A floating rate note is a variable rate debt instrument if all of the four following conditions are met.

First, the “issue price” (as described below) of the note must not exceed the total noncontingent principal payments by more than an amount equal to the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date (or, in the case of a note that provides for payment of any amount other than qualified stated interest before maturity, its weighted average maturity); or

•	15% of the total noncontingent principal payments.

Second, the note must provide for stated interest (compounded or paid at least annually) at:

•	one or more qualified floating rates;

•	a single fixed rate and one or more qualified floating rates;

•	a single objective rate; or

•	a single fixed rate and a single objective rate that is a “qualified inverse floating rate” (as defined below).

Third, the note must provide that a qualified floating rate or objective rate in effect at any time during the term of the instrument is set at the current value of that rate. A current value is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Fourth, the note may not provide for any principal payments that are contingent except as provided in the first requirement set forth above.

Definition of a Qualified Floating Rate. Subject to certain exceptions, a variable rate of interest on a  note is a “qualified floating rate” if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the note is denominated. A variable rate is considered a qualified floating rate if the variable rate equals (1) the product of an otherwise qualified floating rate and a fixed multiple (that is, a spread multiplier) that is greater than 0.65 but not more than 1.35; or (2) an otherwise qualified floating rate (or the product described in clause (1)) plus or minus a fixed rate (that is, a spread). If the variable rate equals the product of an otherwise qualified floating rate and a single multiplier greater than 1.35 or less than or equal to 0.65, however, the rate generally is an objective rate, described more fully below. A variable rate is not considered a qualified floating rate if the variable rate is subject to a cap, floor, governor (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is reasonably expected as of the issue date to cause the yield on the note to be significantly more or less than the expected yield determined without the restriction (other than a cap, floor, governor or similar restriction that is fixed throughout the term of the note).

Definition of an Objective Rate. Subject to certain exceptions, an “objective rate” is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information that is neither within the control of the issuer (or a related party) nor unique to the circumstances of the issuer (or a related party). For example, an objective rate generally includes a rate that is based on one or more qualified floating rates or on the yield or price of actively traded personal property (within the meaning of Section 1092(d)(1) of the Code). Notwithstanding the first sentence of this paragraph, a rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note’s term. The IRS may designate rates other than those specified above that will be treated as objective rates. As of the date of this prospectus supplement, no other rates have been designated. An objective rate is a “qualified inverse floating rate” if (1) the rate is equal to a fixed rate minus a qualified floating rate and (2) the variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the cost of newly borrowed funds (disregarding any caps, floors, governors or similar restrictions that would not, as described above, cause a rate to fail to be a qualified floating rate).

If interest on a note is stated at a fixed rate for an initial period of one year or less, followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.

Taxation of Original Issue Discount

Definition of OID

OID is the excess of a note’s “stated redemption price at maturity” over its “issue price.” A note’s “stated redemption price at maturity” is the sum of all payments provided by the note (whether designated as interest or principal) other than payments of qualified stated interest. The “issue price” and “issue date” of a note will be the first price and the first settlement or closing date (whichever is applicable), respectively, at which a substantial amount of the notes in the issuance that includes such note is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

As described more fully below, United States Holders of notes with OID that mature more than one year from their issue date generally are required to include the OID in income as it accrues in accordance with the constant yield method described below, irrespective of the receipt of the related cash payments. A United States Holder’s tax basis in a note is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.

The amount of OID with respect to a note will be treated as zero if the OID is less than an amount equal to .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or in the case of a note that provides for payment of any amount other than qualified stated interest prior to maturity, the weighted average maturity of the note). If the amount of OID with respect to a note is less than that amount, the OID that is not included in payments of stated interest is generally included in income as capital gain as principal payments are made. The amount includible with respect to a principal payment equals the product of the total amount of OID and a fraction, the numerator of which is the amount of the principal payment and the denominator of which is the stated principal amount of the note.

Inclusion of OID in Income—Fixed Rate Notes

The amount of OID includible in the income of a United States Holder for any taxable year is determined under the constant yield method, in four steps.

In the first step, the “yield to maturity” of the note is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the note (including payments of qualified stated interest) produces an amount equal to the issue price of the note. The yield to maturity is constant over the term of the note and, when expressed as a percentage, must be calculated to at least two decimal places.

In the second step, the term of the note is divided into “accrual periods.” Accrual periods may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

In the third step, the total amount of OID on the note is allocated among accrual periods. In general, the OID allocable to an accrual period equals the product of the “adjusted issue price” of the note at the beginning of the accrual period and the yield to maturity of the note, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a note at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the note is its issue price, increased by the amount of OID previously includible in the gross income of any United States Holder and decreased by the amount of any payment previously made on the note other than a payment of qualified stated interest. For purposes of computing the adjusted issue price of a note, the amount of OID previously includible in the gross income of any United States Holder is determined without regard to “premium” and “acquisition premium,” as those terms are defined below.

In the fourth step, the “daily portions” of OID are determined by allocating to each day in an accrual period its ratable portion of the OID allocable to the accrual period.

A United States Holder includes in income in any taxable year the daily portions of OID for each day during the taxable year that the United States Holder held notes. In general, under the constant yield method described above, United States Holders are required to include in income increasingly greater amounts of OID in successive accrual periods.

In the case of a note that is redeemable at our option or repayable by us at the option of the United States Holder, the maturity and the yield to maturity of the note are determined by assuming that we and the United States Holder will exercise or not exercise the options in a manner that minimizes the yield, in the case of options available to us, or maximizes the yield, in the case of options available to the United States Holder. Unless specified to the contrary in the applicable pricing supplement, if the note is an Original Issue Discount Note, the amount payable on the note in the event of redemption or repayment prior to its stated maturity will be the Amortized Face Amount of the note as of the redemption date or the date of repayment, as the case may be. Accordingly, the existence of the redemption or repayment options should not generally affect the determination of the maturity and the yield to maturity of Original Issue Discount Notes.

Taxation of OID on Floating Rate Notes and Indexed Notes

The taxation of OID (including interest that does not constitute qualified stated interest) on a floating rate note or an Indexed Note will depend on whether the note is a variable rate debt instrument, as that term is described above under “—Taxation of Interest—Definition of a Variable Rate Debt Instrument.”

Notes that are Variable Rate Debt Instruments. In the case of a variable rate debt instrument that provides for qualified stated interest, the amount of qualified stated interest and OID, if any, includible in income during a taxable year are determined under the rules applicable to fixed rate notes (described above) by assuming that the variable rate is a fixed rate equal to:

•	in the case of a qualified floating rate or a qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate; or

•	in the case of an objective rate (other than a qualified inverse floating rate), the rate that reflects the yield that is reasonably expected for the note.

Qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

If a note that is a variable rate debt instrument does not provide for interest at a single variable rate as described above, the amount of interest and OID accruals are determined by constructing an equivalent fixed rate debt instrument, as follows.

First, in the case of an instrument that provides for interest at one or more qualified floating rates or at a qualified inverse floating rate and, in addition, at a fixed rate, replace the fixed rate with a qualified floating rate (or qualified inverse floating rate) such that the fair market value of the instrument, so modified, as of the issue date would be approximately the same as the fair market value of the unmodified instrument.

Second, determine the fixed rate substitute for each variable rate provided by the note. The fixed rate substitute for each qualified floating rate provided by the note is the value of that qualified floating rate on the issue date. If the note provides for two or more qualified floating rates with different intervals between interest adjustment dates (for example, the 30-day Commercial Paper Rate and quarterly LIBOR), the fixed rate substitutes are based on intervals that are equal in length (for example, the 90-day Commercial Paper Rate and quarterly LIBOR, or the 30-day Commercial Paper Rate and monthly LIBOR). The fixed rate substitute for an objective rate that is a qualified inverse floating rate is the value of the qualified inverse floating rate on the issue date. The fixed rate substitute for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the note.

Third, construct an equivalent fixed rate debt instrument that has terms that are identical to those provided under the note, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes determined in the second step, in lieu of the qualified floating rates or objective rate provided by the note.

Fourth, determine the amount of qualified stated interest and OID for the equivalent fixed rate debt instrument under the rules (described above) for fixed rate notes. These amounts are taken into account as if the United States Holder held the equivalent fixed rate debt instrument. See “—Taxation of Interest” and  “—Inclusion of OID in Income—Fixed Rate Notes” above.

Fifth, make appropriate adjustments for the actual values of the variable rates. In this step, qualified stated interest or OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during the accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

Notes that are not Variable Rate Debt Instruments. Floating rate notes or Indexed Notes that are not variable rate debt instruments (“Contingent Notes”) are taxable under the rules applicable to contingent payment debt instruments (the “Contingent Debt Regulations”) as follows.

First, we are required to determine, as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level of subordination, term, timing of payments and general market conditions, but not taking into consideration the riskiness of the contingencies or the liquidity of the Contingent Note), but not less than the applicable federal rate announced monthly by the IRS (the “AFR”). In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their United States tax liability, the comparable yield for the Contingent Note, without proper evidence to the contrary, is presumed to be the AFR.

Second, solely for tax purposes, we construct a projected schedule of payments determined under the Contingent Debt Regulations for the Contingent Note (the “Schedule”). The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a contingent payment is based on market information, the amount of the projected payment is the forward price of the contingent payment. If a contingent payment is not based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the Contingent Debt Regulations.

Third, under the usual rules applicable to OID and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note (adjusted for the length of the accrual period) by the Contingent Note’s adjusted issue price at the beginning of the accrual period (determined under rules set forth in the Contingent Debt Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the United States Holder held the Contingent Note.

Fourth, appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the rules set forth in the Contingent Debt Regulations, differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of the payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for that year and thereafter, subject to certain limitations, as ordinary loss.

We are required to provide each United States Holder of a Contingent Note with the Schedule described above. If we do not create a Schedule or the Schedule is unreasonable, a United States Holder must set its own projected payment schedule and explicitly disclose the use of the schedule and the reason therefor. Unless otherwise prescribed by the IRS, the United States Holder must make the disclosure on a statement attached to the United States Holder’s timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

In general, any gain realized by a United States Holder on the sale, exchange, redemption, retirement or other disposition of a Contingent Note is interest income. In general, any loss on a Contingent Note accounted for under the method described above is ordinary loss to the extent it does not exceed the United States Holder’s prior interest inclusions on the Contingent Note (net of negative adjustments). Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note.

Certain Indexed Notes. Although the above discussion generally applies to Indexed Notes, special rules apply to certain Indexed Notes. A Currency Indexed Note that is not a foreign currency note but has payments of interest or principal determined with reference to a single foreign currency, generally has the tax consequences described below for foreign currency notes. See “—Foreign Currency Notes” below. The proper tax treatment of payments of principal of and interest on other Currency Indexed Notes is uncertain at this time. The tax consequences to a United States Holder of the ownership and disposition of other Indexed Notes may vary depending on the exact terms of the notes. United States Holders intending to purchase Indexed Notes should refer to the discussion relating to taxation in the applicable pricing supplement.

Other Rules

Certain notes having OID may be redeemed prior to maturity or may be repayable at the option of the United States Holder. These notes may be subject to rules that differ from the general rules discussed above relating to the tax treatment of OID. Purchasers of notes with a redemption feature should examine carefully the applicable pricing supplement and should consult their tax advisors with respect to the redemption feature since the tax consequences with respect to interest and OID will depend, in part, on the particular terms and the particular features of the note.

The Treasury Regulations relating to the tax treatment of OID contain certain language (“aggregation rules”) stating in general that, with some exceptions, if more than one type of note is issued in connection with the same transaction or related transactions, the notes may be treated as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any OID. Unless otherwise provided in the applicable pricing supplement, we do not expect to treat different types of notes as being subject to the aggregation rules for purposes of computing OID.

Market Discount

If a United States Holder acquires a note having a maturity date of more than one year from the date of its issuance and has a tax basis in the note that, in the case of a note that does not have OID, is less than its stated redemption price at maturity, or, in the case of a note that has OID, is less than its adjusted issue price (as defined above), the difference is treated as “market discount” for federal income tax purposes, unless the difference is less than .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (from the date of acquisition).

Under the market discount rules of the Code, a United States Holder is required to treat any principal payment (or, in the case of a note that has OID, any payment that is not qualified stated interest) on, or any gain on the sale, exchange, retirement, redemption or other disposition of, a note as ordinary income to the extent of the market discount that has not previously been included in income. Thus, partial principal payments are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If the note is disposed of by the United States Holder in certain otherwise nontaxable transactions, accrued market discount is includible as ordinary income by the United States Holder as if the United States Holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, the ability of a United States Holder to deduct immediately the interest expense on any indebtedness incurred or continued to purchase or to carry the notes may be limited. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence does not apply. Such an election applies to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A United States Holder’s tax basis in a note is increased by the amount of market discount included in the United States Holder’s income under the election.

In lieu of the foregoing rules, different rules apply in the case of Contingent Notes where a United States Holder’s tax basis in a Contingent Note is less than the Contingent Note’s adjusted issue price (determined under special rules set out in the Contingent Debt Regulations). Accordingly, prospective purchasers of Contingent Notes should consult with their tax advisors with respect to the application of the market discount rules.

Premium and Acquisition Premium

If a United States Holder purchases a note at a “premium,” the United States Holder does not include any OID in gross income. A note is purchased at a premium (or “amortizable bond premium”) if its adjusted basis in the hands of the purchaser immediately after the purchase exceeds the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest. United States Holders may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above, over the remaining term of the note (where the note is not redeemable prior to its maturity date). In the case of notes that may be redeemed prior to maturity, the premium is calculated assuming that we or the United States Holder will exercise or not exercise redemption rights in a manner that maximizes the United States Holder’s yield. A United States Holder who elects to amortize bond premium must reduce the beneficial owner’s tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above. If this election is made with respect to any note, it will also apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies and to all debt instruments acquired by the United States Holder, and will be binding for all subsequent taxable years unless the election is revoked with the consent of the IRS.

If a United States Holder purchases a note with OID at an “acquisition premium,” the amount of OID that the United States Holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis in the hands of the purchaser immediately after the purchase is (1) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and (2) greater than the note’s adjusted issue price (as described above).

If a note is purchased at an acquisition premium, the United States Holder reduces the amount of OID otherwise includible in income during an accrual period by a fraction. The numerator of this fraction is the excess of the adjusted basis of the note immediately after its acquisition by the purchaser over the adjusted issue price of the note. The denominator of the fraction is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s adjusted issue price.

As an alternative to reducing the amount of OID otherwise includible in income by this fraction, the United States Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described under “—Taxation of Original Issue Discount” above.

In lieu of the foregoing rules, different rules apply in the case of Contingent Notes where a United States Holder’s tax basis in a Contingent Note is greater than the Contingent Note’s adjusted issue price (determined under special rules set out in the Contingent Debt Regulations). Accordingly, prospective purchasers of Contingent Notes should consult with their tax advisors with respect to the application of the acquisition premium and amortizable bond premium rules.

Pre-Issuance Accrued Interest

If (1) a portion of the initial purchase price of a note is attributable to pre-issuance accrued interest, (2) the first stated interest payment on the note is to be made within one year of the note’s issue date and (3) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the note by the amount of the pre-issuance accrued interest. In this event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

Short-Term Notes

In the case of a note with a maturity of one year or less from its issue date (a “Short-Term Note”), no interest is treated as qualified stated interest and therefore all interest is included in OID. United States Holders that report income for federal income tax purposes on an accrual method and certain other United States Holders, including banks and dealers in securities, are required to include OID in income on the Short-Term Notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding.

Any other United States Holder of a Short-Term Note is not required to accrue OID for federal income tax purposes, unless it elects to do so, with the consequence that the reporting of the income is deferred until it is received. In the case of a United States Holder that is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange, redemption, retirement or other disposition of a Short-Term Note is ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of disposition. In addition, non-electing United States Holders that are not subject to the current inclusion requirement described in the first sentence of this paragraph are required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry a Short-Term Note in an amount not exceeding the deferred interest income with respect to the Short-Term Note (which includes both the accrued OID and accrued interest that are payable but that have not been included in gross income), until the deferred interest income is realized. A United States Holder of a Short-Term Note may elect to apply the foregoing rules (except for the rule characterizing gain on disposition as ordinary) with respect to “acquisition discount” rather than OID. Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the United States Holder’s basis in the Short-Term Note. This election applies to all obligations acquired by the taxpayer on or after the first day of the first taxable year to which the election applies, unless revoked with the consent of the IRS. A United States Holder’s tax basis in a Short-Term Note is increased by the amount included in the United States Holder’s income on the note.

Election to Treat All Interest as OID

United States Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, acquisition discount, OID, market discount, de minimis OID, de minimis market discount and unstated interest (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method described above under “—Taxation of Original Issue Discount.” In applying the constant yield method to a note with respect to which this election has been made, the issue price of the note will equal the electing United States Holder’s adjusted basis in the note immediately after its acquisition, the issue date of the note will be the date of its acquisition by the electing United States Holder and no payments on the note will be treated as payments of qualified stated interest. This election generally will apply only to the note with respect to which it is made and may be revoked only with the permission of the IRS. An election for a note with amortizable bond premium results in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the United States Holder with amortizable bond premium and may be revoked only with the permission of the IRS. Similarly, an election for a note with market discount results in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the United States Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the IRS. A United States Holder’s tax basis in a note is increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

The application of the foregoing rules may be different in the case of Contingent Notes. Accordingly, prospective purchasers should consult with their tax advisors with respect to the application of the market discount, acquisition premium and amortizable bond premium rules.

Integration of Notes with Other Financial Instruments

Any United States Holder of notes that also acquires or has acquired any financial instrument which, in combination with the notes, would permit the calculation of a single yield to maturity or could generally constitute a variable rate debt instrument of an equivalent term, may in certain circumstances treat the notes and the financial instrument as an integrated debt instrument for purposes of the Code, with a single determination of issue price and the character and timing of income, deductions, gains and losses. (For purposes of determining OID, none of the payments under the integrated debt instrument would be treated as qualified stated interest.) Moreover, under the Contingent Debt Regulations, the IRS may require in certain circumstances that a United States Holder who owns notes integrate the notes with a financial instrument held or acquired by the United States Holder or a related party. United States Holders should consult their tax advisors as to this possibility.

Sale, Exchange, Redemption, Retirement or Other Disposition of Notes

A United States Holder generally recognizes gain or loss upon the sale, exchange, redemption, retirement or other disposition of a note equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition and the United States Holder’s adjusted basis in the note. The adjusted basis in the note generally equals the cost of the note, increased by OID, acquisition discount or market discount previously included in income in respect thereof, and reduced (but not below zero) by any payments on the note other than payments of qualified stated interest and by any premium amortization that the United States Holder has taken into account. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the United States Holder is treated as a payment of interest. Subject to the discussion under “—Foreign Currency Notes” below, any gain or loss is capital gain or loss, except as provided under “—Market Discount” and “—Short-Term Notes,” above. Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note.

Amortizing Notes

Payments received pursuant to an Amortizing Note may consist of both a principal and an interest component. The principal component will generally constitute a tax-free return of capital that will reduce a United States Holder’s adjusted tax basis in the Amortizing Note.

Foreign Currency Notes

The following summary describes special rules that apply, in addition to the rules described above, to foreign currency notes. The treatment of a debt instrument, such as a foreign currency note, that provides for interest payments that are not fixed in amount at the time that the debt instrument is issued (like the treatment of a floating rate note) depends on whether the debt instrument qualifies as a variable rate debt instrument. A foreign currency note qualifying as a variable rate debt instrument is subject to the rules discussed above in  “—Taxation of Interest—Floating Rate Notes” and “—Taxation of Original Issue Discount—Taxation of OID on Floating Rate Notes and Indexed Notes—Notes that are Variable Rate Debt Instruments” in addition to the rules discussed below. Foreign currency notes not qualifying as variable rate debt instruments may be subject to the rules discussed above in “—Taxation of Original Issue Discount—Taxation of OID on Floating Rate Notes and Indexed Notes—Notes that are not Variable Rate Debt Instruments” in addition to the rules discussed below.

Interest Includible In Income Upon Receipt

An interest payment on a foreign currency note that is not required to be included in income by the United States Holder prior to the receipt of that payment (for example, qualified stated interest received by a cash method United States Holder) is includible in income by the United States Holder based on the United States dollar value of the foreign currency determined on the date the payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time. When an interest payment on a foreign currency note is converted by the exchange rate agent into United States dollars for payment to the registered holders thereof the United States dollar value of the foreign currency that is includible in income is expected to be the United States dollar value as determined by the exchange rate agent. The United States dollar value is the United States Holder’s tax basis in the foreign currency received.

Interest Includible In Income Prior To Receipt

In the case of interest income on a foreign currency note that is required to be included in income by the United States Holder prior to the receipt of payment (for example, stated interest on a foreign currency note held by an accrual basis United States Holder or accrued OID or accrued market discount that is includible in income as it accrues), a United States Holder is required to include in income the United States dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period. Unless the United States Holder makes the election discussed in the next paragraph, the United States dollar value of the accrued income is determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the portion of the accrual period within the taxable year. The average rate of exchange for the accrual period (or partial period) is the simple average of the exchange rates for each business day of the period (or other method if the method is reasonably derived and consistently applied). The United States Holder recognizes, as ordinary gain or loss, foreign currency exchange gain or loss with respect to accrued interest income on the date the income is actually received, reflecting fluctuations in currency exchange rates between the last day of the relevant accrual period and the date of payment. The amount of gain or loss recognized equals the difference between the United States dollar value of the foreign currency payment received in respect of the accrual period determined based on the exchange rate on the date the payment is received and the United States dollar value of interest income that has accrued during the accrual period (as determined above).

Under the so-called “spot rate convention election,” a United States Holder may, in lieu of applying the rules described in the preceding paragraph, elect to translate accrued interest income into U.S. dollars at the exchange rate in effect on the last day of the relevant accrual period for OID, market discount or accrued interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the taxable year. Additionally, if a payment of the income is actually received within five business days of the last day of the accrual period or taxable year, an electing United States Holder may instead translate the income into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any election applies to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder and is irrevocable without the consent of the IRS.

Purchase, Sale, Exchange, Redemption, Retirement or Other Disposition

A United States Holder that converts U.S. dollars to a foreign currency and immediately uses that currency to purchase a foreign currency note denominated in the same foreign currency normally does not recognize gain or loss in connection with the conversion and purchase. However, a United States Holder that purchases a foreign currency note with previously owned foreign currency does recognize ordinary income or loss in an amount equal to the difference, if any, between the United States Holder’s tax basis in the foreign currency and the United States dollar market value of the foreign currency note on the date of the purchase. A United States Holder’s tax basis in a foreign currency note (and the amount of any subsequent adjustment to the United States Holder’s tax basis) is the United States dollar value of the foreign currency amount paid for the foreign currency note (or of the foreign currency amount of the adjustment) determined on the date of the purchase or adjustment. In the case of an adjustment resulting from accrual of OID or market discount, the adjustment is made at the rate at which the OID or market discount is translated into U.S. dollars under the rules described above.

Gain or loss realized upon the sale, exchange, redemption, retirement or other disposition of, or the receipt of principal on, a foreign currency note, to the extent attributable to fluctuations in currency exchange rates, is generally ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates equals the difference between (1) the United States dollar value of the foreign currency purchase price for the note, determined on the date the note is disposed of, and (2) the United States dollar value of the foreign currency purchase price for the note, determined on the date the United States Holder acquired the note. Any portion of the proceeds of the sale, exchange, redemption, retirement or other disposition attributable to accrued interest income may result in exchange gain or loss under the rules set forth above. The foreign currency gain or loss is recognized only to the extent of the overall gain or loss realized by a United States Holder on the sale, exchange, redemption, retirement or other disposition of the foreign currency note. In general, the source of the foreign currency gain or loss is determined by reference to the residence of the United States Holder or the “qualified business unit” of the United States Holder on whose books the note is properly reflected. Any gain or loss realized by a United States Holder in excess of the foreign currency gain or loss is capital gain or loss (except to the extent of any accrued market discount not previously included in the United States Holder’s income or, in the case of a Short-Term Note having OID, to the extent of any OID not previously included in the United States Holder’s income).

The tax basis of a United States Holder in any foreign currency received on the sale, exchange, redemption or retirement of a foreign currency note is equal to the United States dollar value of the foreign currency, determined at the time of the sale, exchange, redemption, retirement or other disposition. Treasury Regulations provide a special rule for purchases and sales of publicly traded debt instruments by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss results from currency fluctuations between the trade date and the settlement of the purchase or sale. An accrual method taxpayer may elect the same treatment required of cash method taxpayers with respect to the purchase and sale of publicly traded debt instruments, provided the election is applied consistently. The election cannot be changed without consent of the IRS. United States Holders should consult their tax advisors concerning the applicability to foreign currency notes of the special rules summarized in this paragraph.

Market discount, acquisition premium and amortizable bond premium with respect to a foreign currency note are determined in the relevant foreign currency. The amount of the market discount or acquisition premium that is included in (or reduces) income currently is to be determined for any accrual period in the relevant foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period or with reference to the spot rate convention election as described above. Exchange gain or loss realized with respect to the accrued market discount or acquisition premium is determined and recognized in accordance with the rules relating to accrued interest described above. The amount of accrued market discount (other than market discount that is included in income currently) taken into account upon the receipt of any partial principal payment or upon the sale, exchange, redemption, retirement or other disposition of a foreign currency note is the United States dollar value of the accrued market discount, determined on the date of receipt of the partial principal payment or upon the sale, exchange, redemption, retirement or other disposition, and no portion of the accrued market discount is treated as exchange gain or loss. Exchange gain or loss with respect to amortizable bond premium is determined by treating the portion of premium amortized with respect to any period as a return of principal. With respect to a United States Holder of a foreign currency note that does not elect to amortize premium, the amount of premium, if any, is treated as a capital loss when the note matures.

Extension of Maturity and Renewable Notes

If so indicated in the pricing supplement relating to a note, either (i) we will have the option to extend the maturity of the note or (ii) the holder of a Renewable Note will have the option to elect to extend the term of the note. See “Description of Notes—Extension of Maturity”and “Description of Notes—Renewable Notes” above. The treatment of a United States Holder of notes with respect to which such an option has been exercised (who does not elect to have us repay such notes, in the case of notes for which we have the option to elect to extend the maturity) on the stated maturity date will depend on the terms established for the notes by us. The United States Holder may be treated for federal income tax purposes as having exchanged the notes (the “old notes”) for new notes with revised terms (the “new notes”). If the United States Holder is treated as having exchanged old notes for new notes, such exchange may be treated as either a taxable exchange or a recapitalization.

If the exercise of either option described in the preceding paragraph is not treated as an exchange of old notes for new notes, no gain or loss will be recognized by a United States Holder as a result thereof. If the exercise of either option is treated as a taxable exchange of old notes for new notes, a United States Holder will recognize gain or loss generally equal to the difference between the issue price of the new notes and the United States Holder’s adjusted tax basis in the old notes. If the exercise of either such option is treated as a recapitalization, no loss will be recognized by a United States Holder as a result thereof and gain, if any, will be recognized to the extent of the fair market value of the excess, if any, of the principal amount of the new notes over the principal amount of the old notes. In this regard, the meaning of the term “principal amount” is not clear. This term could be interpreted to mean the face amounts of the notes or, instead, the “issue price” with respect to the new notes and “adjusted issue price” with respect to the old notes. Legislation adopting the latter interpretation has been proposed in the past, but not enacted.

Even if an exercise does not result in an exchange of the old notes for new notes, the old notes may be treated as retired and then reissued on the date of exercise for the adjusted issue price of the old notes solely for purposes of calculating original issue discount.

Additional tax considerations may arise from the ownership of extendible notes or Renewable Notes in light of the particular features or combination of features of the notes. Therefore, prospective beneficial owners of extendible notes or Renewable Notes should examine carefully the applicable pricing supplement and should consult with their tax advisors regarding the tax consequences of the ownership of such notes.

Non-United States Holders

Under current United States federal income tax law now in effect, and subject to the discussion of effectively connected income, backup withholding and information reporting below, payments of principal and interest (including OID) with respect to a note by us or any paying agent to a non-United States Holder are not subject to the withholding of United States federal income tax, provided in the case of interest (including OID), that:

•	the non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code;

•	the payments are not payments of contingent interest (generally, interest (including OID), the amount of which is determined by reference to receipts, sales, cash flow, income, profits, property values, dividends or comparable attributes of us or a party related to us); and

•	the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the non-United States Holder, as discussed in the following paragraph.

The statement requirement set forth in Section 871(h) or 881(c) of the Code is satisfied if either (1) the beneficial owner of the note certifies, under penalties of perjury, to the last United States payor (or non-United States payor who is an authorized foreign agent of the United States payor, a “qualified intermediary,” a United States branch of a foreign bank or foreign insurance company or a “withholding foreign partnership”) in the chain of payment (the “withholding agent”) that such owner is a non-United States Holder and provides such owner’s name and address or (2) a securities clearing organization, a bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) that holds the note certifies to the withholding agent, under penalties of perjury, that the certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the withholding agent with a copy thereof. Generally, this statement is made on IRS Form W-8BEN, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports at least annually to the beneficial owner on IRS

Form 1042-S. The beneficial owner must inform the withholding agent (or financial institution) within 30 days of such change by furnishing a new W-8BEN (and the financial institution must promptly so inform the withholding agent). A non-United States Holder that is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries), rather than the partnership (or trust), are required to provide the certification discussed above, and the partnership (or trust) is required to provide certain additional information.

If a non-United States Holder of a note is engaged in a trade or business in the United States and if interest (including OID) on the note is effectively connected with the conduct of that trade or business, the non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and/or any gain realized on the disposition of the note in the same manner as if it were a United States Holder. In lieu of the certificate described above, the non-United States Holder will be required to provide to the withholding agent an appropriate form (generally IRS Form W-8ECI), executed under penalties of perjury, in order to claim an exemption from withholding tax. In addition, if the non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or the lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Generally, any gain or income (other than that attributable to accrued interest (including OID), which is taxable in the manner described above) realized by a non-United States Holder on the disposition of a note is not subject to United States federal income tax unless:

•	such gain or income is effectively connected with a United States trade or business of the non-United States Holder; or

•	in the case of a non-United States Holder who is an individual, the non-United States Holder is present in the United States for 183 days or more in the taxable year of the disposition and either (1) the individual has a “tax home” (as defined in Section 911(d)(3) of the Code) in the United States or (2) the gain is attributable to an office or other fixed place of business maintained by the individual in the United States.

Withholding of United States federal income tax with respect to accrued OID may apply to payments on a disposition of a note by a non-United States Holder that does not provide appropriate certification to the withholding agent.

Backup Withholding and Information Reporting

Under current United States federal income tax law, information reporting requirements apply to interest (including OID) and principal payments made to, and to the proceeds of sales before maturity by, certain non-corporate United States Holders of notes. In the case of a non-corporate United States Holder, backup withholding applies if:

•	the United States Holder fails to furnish his or her Taxpayer Identification Number (“TIN”) (which, for an individual, would be his or her Social Security Number) to the payor in the manner required;

•	the United States Holder furnishes an incorrect TIN and the payor is so notified by the IRS;

•	the payor is notified by the IRS that the United States Holder has failed properly to report payments of interest and dividends; or

•	in certain circumstances, the United States Holder fails to certify, under penalties of perjury, that the United States Holder has not been notified by the IRS that it is subject to backup withholding for failure properly to report interest and dividend payments.

Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations (within the meaning of Section 7701(a) of the Code) and tax-exempt organizations. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against his, her or its United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the IRS.

Backup withholding and information reporting will not apply to:

•	payments to a non-United States Holder of principal, premium and interest (including OID); and

•	payments to a non-United States Holder on the sale, exchange, redemption, retirement or other disposition of a note,

in each case if the non-United States Holder provides the required certification to establish an exemption from the withholding of the United States federal income tax or otherwise establishes an exemption.

Similarly, unless the payor has actual knowledge that the payee is a United States Holder, backup withholding will not apply to:

•	payments of principal, premium and interest (including OID) made outside the United States to certain offshore accounts; and

•	payments on the sale, exchange, redemption, retirement or other disposition of a note effected outside the United States.

However, information reporting (but not backup withholding) may apply with respect to the payments by a payor that is, for United States federal income tax purposes:

•	a United States person;

•	a controlled foreign corporation;

•	United States branch of a foreign bank or foreign insurance company;

•	a foreign partnership controlled by United States persons or engaged in a United States trade or business; or

•	a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period,

unless the payor has in its records documentary evidence that the beneficial owner is not a United States Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

Non-United States Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability and may entitle the beneficial owner to a refund, provided that the required information is furnished to the IRS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Under the terms of a Distribution Agreement, dated November 21, 2003, the notes may be offered from time to time to or through Banc of America Securities LLC, Banc One Capital Markets, Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated. We may modify the group of agents appointed to sell the notes. We reserve the right to sell notes directly to investors on our own behalf. No commission will be payable nor will a discount be allowed on any sales made directly by us.

The following table summarizes the aggregate discounts and commissions payable in connection with offerings of the notes. Discounts and commissions will vary depending upon the stated maturity of the notes.

	Public Offering Price	Agent’s Discounts and Commissions	Proceeds to Sara Lee
Per Note	100%	.125%-.750%	99.875%-99.250%
Total (1)	$2,000,000,000	$2,500,000-$12,500,000	$1,997,500,000-$1,985,000,000

(1)	Or the equivalent thereof in one or more foreign currencies.

Each of the agents, severally and not jointly, individually or in a syndicate, may purchase notes as principal for its own account. Unless otherwise set forth in the applicable pricing supplement, the notes will be purchased by the agents for resale by them to one or more investors at varying prices relating to prevailing market prices at the time of resale as determined by the applicable agent or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. Unless otherwise specified in the applicable pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a note of identical maturity. An agent may sell notes it has purchased from us as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with that purchase. An agent may allow, and dealers may reallow, a discount to certain other dealers. After the initial offering of notes, the offering price (in the case of notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

We will have the sole right to accept orders to purchase notes and may reject proposed purchases in whole or in part. An agent will have the right to reject any proposed purchase in whole or in part. We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement, the accompanying prospectus or any pricing supplement without notice.

Unless otherwise specified in the applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in the specified currency in New York City on the date of settlement.

Unless notes are issued upon the reopening of a prior series, no note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange. An agent may make a market in the notes, but no agent is obligated to do so. An agent may discontinue any market-making at any time without notice, at its sole discretion. There can be no assurance of the existence or liquidity of a secondary market for any notes, or that the maximum amount of notes will be sold.

We estimate that our total expenses for the offering, excluding discounts and commissions, will be approximately $250,000.

In connection with an offering of notes purchased by one or more agents as principal on a fixed offering price basis, the applicable agents will be permitted to engage in certain transactions that stabilize the price of notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If those agents create a short position in notes, i.e., if they sell notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these type of purchases.

Neither we nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any agent makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

Any agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against liabilities relating to material misstatements and omissions, or to contribute to payments that the agents may be required to make relating to these liabilities. We will reimburse the agents for customary legal and other expenses incurred by them in connection with the offer and sale of the notes.

In the ordinary course of its business, the agents and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates. Certain of the agents or their affiliates may hold a portion of our outstanding commercial paper, and it is possible that more than 10% of our net proceeds from the sale of the notes may be used to repay indebtedness owned by us to the agents. In addition, certain of the agents or their affiliates are lenders under our existing credit facilities. Accordingly, any offerings under this prospectus supplement will be conducted in accordance with Rule 2710(c)(8) of the NASD.

LEGAL OPINIONS

The legality of the notes offered by this prospectus supplement will be passed upon for us by R. Henry Kleeman, Esq. our Vice President, Deputy General Counsel and Assistant Secretary, Venable LLP, Baltimore, Maryland and Sidley Austin Brown & Wood LLP, Chicago, Illinois and for the agents by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. Mr. Kleeman holds shares of our common stock both directly and as a participant in various stock and employee benefit plans.

EXPERTS

The consolidated financial statements as of June 28, 2003 and June 29, 2002 and the years then ended incorporated in this prospectus supplement and the accompanying prospectus by reference to Sara Lee Corporation’s Annual Report on Form 10-K for the fiscal year ended June 28, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

On March 14, 2002, we dismissed Arthur Andersen LLP as our independent public accountants. Arthur Andersen LLP has informed us that it will no longer be able to issue written consents to the inclusion of its reports in our registration statements and has not consented to the incorporation by reference of its report on our financial statements for the fiscal year ended June 30, 2001 in this prospectus supplement and the accompanying prospectus. Rule 437a of the Securities Act, as amended, permits us to include these reports on the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus without the consent of Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the incorporation by reference of its reports in this prospectus supplement and the accompanying prospectus, your ability to recover for claims against Arthur Andersen LLP may be limited. In particular, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

Prospectus

$4,140,000,000

Sara Lee Corporation

Debt Securities, Debt Warrants, Common Stock, Common Stock Warrants,

Preferred Stock, Currency Warrants, Stock Purchase Contracts

and Stock Purchase Units

Sara Lee Corporation intends to offer at one or more times the following securities with a total offering price not to exceed $4,140,000,000 (or the equivalent thereof in foreign currency or currency units):

•	debt securities;

•	warrants to purchase debt securities (debt warrants);

•	shares of our common stock;

•	warrants to purchase shares of our common stock (common stock warrants);

•	shares of our preferred stock;

•	warrants to receive from us the cash value in U.S. dollars of the right to purchase or sell foreign currency or currency units to be designated by us at the time of the offering (currency warrants);

•	stock purchase contracts; and

•	stock purchase units.

All of the securities listed above may be sold separately, together or as units with other securities offered hereby.

This prospectus contains a general description of securities that we may offer for sale. We will describe all remaining material terms of these securities in supplements to this prospectus. In addition, if we offer securities as units, all material terms of the units will be described in the applicable prospectus supplement. You should read the prospectus and the supplements carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “SLE.”

This prospectus may be used to offer and sell these securities only if accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2002

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings with a total offering price not to exceed $4,140,000,000. This prospectus provides you with a general description of the securities. Each time we sell securities, we will provide a prospectus supplement that will contain information about the material terms of that offering that are not included in this prospectus. The prospectus supplement may also add, update or change information in this prospectus. Please carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We are not making an offer to sell, or soliciting an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents, respectively.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also read and copy those documents at the offices of: The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605; and The Pacific Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104. Our SEC filings are also available to the public over the Internet on the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC (file number 1-3344) and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the securities:

•	our Annual Report on Form 10-K for our fiscal year ended June 30, 2001;

•	our Quarterly Reports on Form 10-Q for our fiscal quarters ended September 29, 2001, December 29, 2001 and March 30, 2002;

•	our Current Reports on Form 8-K dated August 21, 2001, September 4, 2001, September 24, 2001 and March 20, 2002;

•	our Current Report on Form 8-K/A dated August 8, 2001, as filed with the SEC on September 4, 2001; and

•	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-3344), filed with the SEC on May 11, 1988, as amended, and the description of the related preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-3344), filed with the SEC on May 19, 1998.

You may request a copy of these filings, at no cost, by writing us at the following address:

Sara Lee Corporation

Three First National Plaza

70 W. Madison Street

Chicago, Illinois 60602

Attn: Investor Relations and  Corporate Affairs Dept.

or by calling (800) 654-SARA toll-free from within the U.S. or (201) 433-7522 from outside the U.S.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any additional information.

FORWARD-LOOKING INFORMATION

This prospectus and the accompanying prospectus supplement, including the information we incorporate by reference, contain certain “forward-looking statements” discussing our expectations regarding future performance. These forward-looking statements are based on currently available competitive, financial and economic data and our management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and actual results may differ materially from those expressed or implied herein. Consequently, we wish to caution you not to place undue reliance on any forward-looking statements. Among the factors that could impact our ability to achieve our stated goals are the following:

•	impacts on reported earnings from fluctuations in foreign currency exchange rates—particularly the euro—given our significant concentration of business in Western Europe;

•	significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for our products;

•	adverse economic trends, including reduced consumer spending, relating in part to incidents of terrorism and the global repercussions from such incidents;

•	our ability to continue to source production and conduct manufacturing and selling operations in various countries in the world due to changing political environments and the impacts on the related business environment;

•	our ability to successfully integrate acquisitions, particularly The Earthgrains Company, into our existing operations and the availability of new acquisitions, joint ventures and alliance opportunities that build stockholder value;

•	fluctuations in the cost and availability of various raw materials;

•	the impact of foot-and-mouth viral disease in parts of Europe on the consumption of meat products in general and the cost of raw materials not affected by the disease but used in the production of food products;

•	our ability to complete activities anticipated in our business reshaping programs, and our ability to realize the estimated savings and productivity improvements associated with these programs;

•	credit and other business risks associated with customers operating in a highly competitive retail environment; and

•	inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance.

In addition, our results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where we compete.

SARA LEE CORPORATION

We are a global manufacturer and marketer of brand name products for consumers throughout the world. With headquarters in Chicago, we have operations in 58 countries and market branded consumer products in over 170 countries.

We organize our business into three major global business segments:

•	Sara Lee Food and Beverage;

•	Intimates and Underwear; and

•	Household Products.

For financial reporting purposes, our businesses are divided into five industry segments—Sara Lee Meats, Bakery, Beverage, Household Products and Intimates and Underwear.

Sara Lee Food and Beverage

Food and Beverage’s primary focus is packaged meats, bakery products and coffee and tea beverages. Our Food business consists of packaged meats and baked goods. We believe that we are one of the world’s largest packaged meats companies. At the end of fiscal 2001, we held the number-two retail position in the $11 billion U.S. packaged meats industry based on pounds sold, holding a leading position in the key categories of hot dogs, corn dogs, smoked sausage, breakfast sausage, cocktail links and breakfast sandwiches. We also have the largest packaged meats business in Europe and hold a leading position in Mexico, based on pounds sold. Our bakery business produces a wide variety of fresh and frozen baked and specialty items, many of which are marketed under the Sara Lee brand. Our acquisition of The Earthgrains Company in August 2001, in combination with our existing bakery business, will create a $3.4 billion bakery business and we believe will provide significant opportunities for expanding the Sara Lee name into the fresh bakery market, particularly by utilizing Earthgrains’ direct-store delivery system to merchandise Sara Lee branded products.

Our Beverage business includes retail and foodservice coffee and tea sales in major markets around the world. Based on sales volume, we hold a leading position in coffee in Brazil, many European countries and in the U.S. foodservice market. We hold the number-three position in the U.S. retail coffee market, and we rank number one or number two in tea in many European countries, based on sales volume.

Intimates and Underwear

Our Intimates and Underwear business, which is one of the largest apparel businesses in the world, focuses on basic, branded “innerwear” products—intimates, underwear and legwear. Based on unit volume sold, we hold leading share positions in intimate apparel, underwear and legwear in North America, Europe and several Latin American countries with a portfolio of well-known brands including Hanes, Hanes Her Way, Playtex, L’eggs, Dim, Bali, Just My Size, Wonderbra and Lovable.

Household Products

Household Products is our most global line of business, marketing branded consumer products in over 170 countries. It includes our household and personal products businesses as well as our Direct Selling division. Based on sales volume, at the end of fiscal 2001, we held the number-one position in the bath and shower products category in Europe, and also held leading positions in air fresheners and insecticides. Additionally, through our global Kiwi brand, we have a leading position in the shoe care category worldwide. Our Direct Selling businesses distribute cosmetics, fragrances, jewelry, toiletries, apparel products and nutritional supplements directly to consumers. We have an independent sales force of approximately 800,000 people and we are one of the largest direct selling companies, based on worldwide sales.

Our principal executive offices are located at Three First National Plaza, Chicago, Illinois 60602-4260, and our telephone number is (312) 726-2600.

U SE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, including the repayment of existing indebtedness, future acquisitions, capital expenditures and additions to working capital.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of our earnings to our fixed charges and the ratios of our earnings to our fixed charges and preferred stock dividend requirements for each of the periods indicated are as follows:

	Fiscal Year Ended(1)										Thirty-Nine Weeks Ended
	1997		1998(2)		1999(3)		2000		2001(4)		March 30, 2002(5)
Ratios of Earnings to Fixed Charges	6.2	x	(0.7	)x	6.3	x	6.0	x	6.5	x	3.9	x
Ratios of Earnings to Fixed Charges and Preferred Stock Dividend Requirements	5.4	x	(0.6	)x	6.0	x	5.6	x	6.2	x	3.7	x

(1)	Our fiscal year ends on the Saturday nearest June 30.
(2)	In 1998, we recorded a restructuring provision that reduced income from continuing operations before income taxes by $2,038 million. An increase in income from continuing operations of $497 million in 1998 would have resulted in a ratio of earnings to fixed charges of 1.0x and an increase in income from continuing operations of $521 million in 1998 would have resulted in a ratio of earnings to fixed charges and preferred stock dividend requirements of 1.0x.
(3)	Fiscal 1999 was a 53-week year. In 1999, we recorded a gain on the sale of our tobacco business of $137 million and a product recall charge of $76 million that resulted in an increase in income from continuing operations before taxes of $61 million.
(4)	In 2001, we recorded a pre-tax charge of $554 million in connection with certain reshaping actions, a pre-tax gain of $105 million in connection with the IPO of our Coach Inc. subsidiary and a tax-free gain of $862 million in connection with the exchange of our stock for the stock of Coach Inc., that resulted in an increase in income from continuing operations before taxes of $413 million.
(5)	During the first thirty-nine weeks of fiscal 2002, we recorded a pretax charge of $183 million in connection with certain reshaping actions.

The computation of the ratios of earnings to fixed charges is based on the applicable amounts for us and our subsidiaries on a consolidated basis. For these ratios, earnings include income from continuing operations before income taxes, fixed charges and amortization of interest capitalized (but not interest capitalized during the period). Fixed charges include interest expense (including interest capitalized during the period) plus the portion of rents we believe to be representative of the interest factor. For the computation of ratios of earnings to fixed charges and preferred stock dividend requirements, preferred stock dividends have been increased to an amount representing the pre-tax earnings that would have been required to cover such dividends.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

AND EARTHGRAINS PRELIMINARY OPENING BALANCE SHEET

On August 7, 2001, Sara Lee Corporation acquired The Earthgrains Company when approximately 93% of the outstanding Earthgrains common shares were tendered and accepted by Sara Lee. Following the completion of a subsequent tender offer period, Sara Lee acquired the remaining Earthgrains common shares for a total purchase price of $1.875 billion. The Earthgrains acquisition provides growth opportunities for Sara Lee’s core bakery business and other food businesses by leveraging Earthgrains direct-store delivery system by introducing the Sara Lee brand into the fresh bread and refrigerated dough business and expanding the direct-store distribution options for other Sara Lee products. The anticipated synergies of this business combination with the Sara Lee brand-name were a key factor associated with the determination of the purchase price and related goodwill. The results of operations for Earthgrains have been included in the consolidated financial results of Sara Lee since August 8, 2001.

The following unaudited pro forma consolidated statements of income combine the results of operations of Sara Lee and Earthgrains for the annual period ended June 2001 and the thirty-nine weeks ended March 30, 2002.

The unaudited pro forma consolidated statements of income assume that the acquisition of Earthgrains occurred at the beginning of July 2000, which is the beginning of fiscal year 2001.

The unaudited pro forma consolidated statements of income are based on information available at the time these statements were prepared and certain estimates and assumptions. The following is a summary of the significant estimates and assumptions used in preparing the unaudited pro forma consolidated statements of income:

•	Immediately prior to the expiration of Sara Lee’s tender offer to acquire Earthgrains common stock, Earthgrains had 46,572,040 issued and outstanding shares of common stock, including shares of common stock issued upon exercise of Earthgrains employee stock options. Using the tender offer price of $40.25 per share, the total purchase price for all outstanding Earthgrains common stock was $1.875 billion.

•	Sara Lee funded the purchase price with the issuance of $1.0 billion aggregate principal amount of 6.25% fixed rate debt and $.8 billion aggregate principal amount of short-term floating rate debt. The short-term floating rate debt had a weighted average interest rate of 6.0% during fiscal year 2001 and 3.6% during the period from July 1, 2001 to August 7, 2001, the period prior to the date Sara Lee acquired Earthgrains.

•	Sara Lee adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” as of the beginning of fiscal year 2002. Under the provisions of this statement, intangible assets with an indefinite life and goodwill are no longer amortized after the adoption date. Therefore, no amortization of intangible assets with an indefinite life or goodwill is included in the pro forma results for fiscal year 2002 periods. The pro forma results for fiscal year 2001 periods include both Sara Lee and Earthgrains historical amortization of intangible assets with an indefinite life and goodwill. If the amortization of intangible assets with an indefinite life and goodwill had been excluded from fiscal year 2001 periods, amortization expense would have been reduced in fiscal year 2001 by $155 million, of which $25 million related to Earthgrains.

•	Approximately $862 million of the Earthgrains purchase price has been allocated to identified intangibles. These intangible assets consist of trademarks, owned and licensed brands, customer relationships and distribution management system software and have a weighted average life of 31 years. The valuation of the intangible assets is still preliminary.

•	The Earthgrains acquisition has been accounted for under the provisions of SFAS No. 141 using the purchase method of accounting. All of the excess of the purchase price over the net assets has been allocated to goodwill. The purchase price allocation is preliminary since the determination of the fair value of the acquired assets and liabilities and determination of the finite lives of any intangibles has not been finalized.

Sara Lee believes that the assumptions used herein provide a reasonable basis for presenting all of the significant effects of the acquisition in the unaudited pro forma consolidated statements of income. However, the actual results of the operations, financing costs, final allocation of the purchase price and other adjustments will differ from the pro forma adjustments.

The following Earthgrains preliminary opening balance sheet as of August 7, 2001 reflects the preliminary allocation of the Earthgrains purchase price as Sara Lee continues to refine estimates for certain environmental and other business exit costs.

On September 4, 2001, Sara Lee filed with the SEC in a Current Report on Form 8-K/A Earthgrains’ consolidated financial statements for both fiscal year 2001 and the first quarter ended June 19, 2001. Sara Lee’s consolidated financial statements for fiscal year 2001 were filed with the SEC on September 27, 2001 in its Annual Report on Form 10-K.

The unaudited pro forma consolidated statements of income are included herein to show how Sara Lee’s statements of income might have appeared had the Earthgrains acquisition occurred in July 2000. You should not rely on this information as being indicative of the historical results that would have been achieved by the combined companies had the acquisition and events described in the notes to the unaudited pro forma consolidated statements of income actually occurred in July 2000. Furthermore, this information may not necessarily reflect the results of operations, financial position and cash flows of Sara Lee in the future.

SARA LEE CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FISCAL YEAR ENDED JUNE 30, 2001

	Sara Lee Reported Results (1)	Earthgrains Reported Results (2)	Pro Forma Adjustments		Pro Forma as Adjusted
	(dollars and shares in millions, except per share amounts)
Net sales	$16,632	$2,594	$—		$19,226
Cost of sales	10,299	1,412	(18	) (4)	11,693
Cost of sales—product line exit costs	26	—	—		26

Gross profit	6,307	1,182	18		7,507
Selling, general and administrative expenses	4,715	1,062	66	(5,6)	5,843
Interest expense	270	78	98	(8,9)	446
Interest income	(90)	—			(90)
Other income	—	(4)			(4)
Unusual items
Gain on sale of Coach business	(967)	—			(967)
Business dispositions and other charges	528	12			540

Income from continuing operations before income taxes	1,851	34	(146)		1,739
Income taxes	248	18	(59	) (10)	207

Income from continuing operations	1,603	16	(87)		1,532
Preferred stock dividend, net of tax	11	—	—		11

Income from continuing operations available to common stockholders	$1,592	$16	$(87)		$1,521

Income from continuing operations per share
—Basic	$1.94				$1.86

—Diluted	$1.87				$1.79

Basic shares outstanding	819				819

Diluted shares outstanding	854		1	(11)	855

The accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income  are an integral part of these statements.

SARA LEE CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

THIRTY-NINE WEEKS ENDED MARCH 30, 2002

	Sara Lee Reported Results (3)	Earthgrains Results from 7/1/01—8/7/01	Pro Forma Adjustments		Pro Forma as Adjusted
	(dollars and shares in millions, except per share amounts)
Net sales	$13,133	$282	$—		$13,415
Cost of sales	8,095	149	(2	) (4)	8,242
Cost of sales—product line exit costs	(7)	—	—		(7)

Gross profit	5,045	133	2		5,180
Selling, general and administrative expenses	3,938	117	4	(5,6,7)	4,059
Interest expense	224	8	8	(8,9)	240
Interest income	(62)	—	—		(62)
Unusual Items
Business dispositions and other charges	190	—	—		190

Income from continuing operations before income taxes	755	8	(10)		753
Income taxes	96	2	(5	) (10)	93

Income from continuing operations	659	6	(5)		660
Preferred stock dividend, net of tax	8	—	—		8

Income from continuing operations available to common stockholders	$651	$6	$(5)		$652

Income from continuing operations per share
—Basic	$0.83				$0.83

—Diluted	$0.80				$0.81

Basic shares outstanding	784				784

Diluted shares outstanding	818				818

The accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income  are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

(1)	The results for Sara Lee consist of its results of operations for the fiscal year ended June 30, 2001.

(2)	The results of Earthgrains consist of its results of operations for the annual period ended on June 19, 2001.

(3)	The results for Sara Lee consist of Sara Lee’s results of operations for the thirty-nine weeks ended March 30, 2002, including the results of Earthgrains since August 8, 2001, the acquisition date.

(4)	Earthgrains’ assets were revalued as part of purchase accounting, resulting in a fair market decrease in the asset amounts and changes to the depreciable lives. Cost of sales has been reduced by $18 million in fiscal year 2001 and $2 million for the period in fiscal year 2002 prior to the acquisition date, from July 1, 2001 to August 7, 2001, to reflect the depreciation adjustment.

(5)	Includes incremental ongoing pension and postretirement medical expenses of $28 million in fiscal year 2001 and $2 million for the period in fiscal year 2002 prior to the acquisition date. The assumptions used in determining the plan obligations and annual expense of the Earthgrains retirement benefit plans were conformed to those used by Sara Lee and these changes will result in higher ongoing annual expenses.

(6)	Approximately $862 million of the Earthgrains purchase price has been allocated to intangible assets. Assuming a weighted average life of 31 years for these assets results in incremental intangible amortization of approximately $38 million in fiscal year 2001 and $4 million for the period in fiscal year 2002 prior to the acquisition date.

(7)	Since Sara Lee adopted SFAS No. 142, as of the beginning of fiscal year 2002, no goodwill amortization has been recorded in fiscal year 2002. Selling, general and administrative expenses were reduced by $2 million in fiscal year 2002 related to the Earthgrains’ amortization prior to the acquisition date.

(8)	Sara Lee funded the acquisition price of approximately $1.8 billion with the issuance of $1.0 billion aggregate principal amount of 6.25% fixed rate debt and $.8 billion aggregate principal amount of short-term floating rate debt. The short-term floating rate debt had a weighted average interest rate during fiscal year 2001 of 6.0% and for the period in fiscal year 2002 prior to the acquisition date of 3.6%. The incremental interest expense from the acquisition debt was $115 million for fiscal year 2001, and $10 million for the period from July 1, 2001 to August 7, 2001. An increase of 0.125% in the average short-term interest rate would result in a change to interest expense on the short-term floating rate debt of $1 million on an annual basis.

(9)	Earthgrains’ long-term debt was revalued as part of purchase accounting, resulting in a fair market increase in the long-term debt amounts. Interest expense has been reduced by $17 million in fiscal year 2001 and $2 million for the period in fiscal year 2002 prior to the acquisition date to reflect the amortization of the long-term debt valuation adjustment.

(10)	The effect of taxes on the pro forma statement of income adjustments has been reflected using a marginal incremental tax rate of 40%, representing the U.S. statutory tax rate of 35% plus a marginal state tax rate of 5%.

(11)	All of the outstanding Earthgrains stock options vested when Sara Lee accepted the tender of approximately 93% of Earthgrains outstanding common stock. Any Earthgrains stock options that had not been exercised prior to the completion of the acquisition were converted into Sara Lee stock options. The additional Sara Lee stock options issued, had they been outstanding at the end of Sara Lee’s fiscal year 2001, would have resulted in an additional one million common stock equivalents in the diluted earnings per share computation.

The following is a summary of the preliminary opening balances of the Earthgrains balance sheet as of August 7, 2001. These amounts reflect a preliminary purchase price allocation as Sara Lee continues to refine estimates for certain environmental and other business exit costs.

Earthgrains Preliminary Opening Balance Sheet

(Amounts in millions)

Assets
Cash and marketable securities	$86
Accounts receivable	246
Inventory	74
Other current assets	36

Total current assets	442

Property, plant and equipment	856
Other non-current assets	110
Identifiable intangibles	862
Goodwill	1,693

Total Assets	$3,963

Liabilities and Equity
Accounts and notes payable	$406
Accrued liabilities	219

Total current liabilities	625

Long-term debt	748
Other non-current liabilities	681
Equity	1,909

Total liabilities and equity	$3,963

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under an Indenture dated as of October 2, 1990 between us and The Bank of New York, as successor to Continental Bank, N.A., as trustee. We have summarized selected provisions of the indenture below. This summary is subject to, and qualified by reference to, all of the provisions of the indenture. If you would like more information on the provisions of the indenture, you should review the indenture, which we have incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

In the summary, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not otherwise defined have the meanings specified in the indenture.

General

The debt securities

•	will be unsecured;

•	will rank equally (pari passu) with all of our existing and future unsecured and unsubordinated indebtedness; and

•	will be effectively junior to our secured indebtedness.

The debt securities will be our obligations exclusively, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of debt securities (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

The indenture does not limit the amount of debt securities or other indebtedness that we may issue. The covenants contained in the indenture would not necessarily afford the holders of debt securities protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders of debt securities.

The indenture permits us to issue debt securities in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be set forth in a resolution of our board of directors or in a supplement to the indenture relating to that series, or determined in accordance with a board resolution and set forth in an officers’ certificate that we deliver to the trustee. (Section 2.4)

A supplement to this prospectus will describe all material terms relating to the debt securities being offered that are not described herein. These terms will include some or all of the following:

•	the title of the series of debt securities;

•	the total principal amount and authorized denominations;

•	the date or dates on which principal is payable;

•	the public offering price;

•	the interest rate or rates, if any (which may be fixed or floating), record and interest payment dates and/or the method by which such rate or rates or dates may be determined;

•	the currency or currencies in which payment of the offering price and/or principal and interest may be made;

•	the manner of payment of prinicipal and interest and where the debt securities may be exchanged or transferred;

•	whether (and if so, when and on what terms) the debt securities can be redeemed by us or the holder;

•	under what circumstances, if any, we will pay additional amounts on the debt securities to non-U.S. holders in respect of taxes;

•	whether (and if so, when and on what terms) the debt securities may be convertible into or exchangeable for other securities;

•	whether there will be a sinking fund; and

•	any other terms of the series permitted by the indenture. (Section 2.4)

        Each series of debt securities will be a new issue with no established trading market. Unless otherwise described in the applicable prospectus supplement, we will not list the debt securities on any securities exchange. We cannot assure you that there will be a liquid trading market for the debt securities.

We may purchase debt securities at any price in the open market or otherwise. Debt securities we purchase may, in our discretion, be held or resold, canceled or used to satisfy any sinking fund or redemption requirements.

Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes) will be described in a prospectus supplement.

We will also describe in the applicable prospectus supplement any material U.S. federal income tax considerations applicable to debt securities denominated in a foreign currency or currency unit or in respect of which we may pay principal, premium, if any, and interest in a foreign currency or currency unit.

Conversion Rights

We will describe in the applicable prospectus supplement the particular terms and conditions, if any, on which debt securities may be convertible into other securities. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities. If we issue convertible debt securities, we will need to supplement the indenture to add applicable provisions regarding conversion.

Form and Exchange of Debt Securities

Unless otherwise described in a prospectus supplement, all debt securities will be fully registered and will be in either book-entry form or in definitive form.

Debt securities issued in definitive certificated form will be transferable or exchangeable at the agency maintained for such purpose as we may designate from time to time. (Section 2.9 and Section 3.2) We may not impose any service charge, other than any required tax or governmental charge, on the transfer or exchange of any debt securities. (Section 2.9)

Debt securities issued in book-entry form will be issued in the form of one or more fully registered global securities. For purposes of this prospectus, “Global Security” refers to the global security or securities representing the entire issue of each series of debt securities. Each Global Security will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee. A Global Security may be transferred, in whole and not in part, only to DTC or another nominee of DTC and their successors.

We understand as follows with respect to the rules and operating procedures of DTC (the rules that apply to DTC are on file with the SEC):

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants (“Participants”) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between Participants through electronic computerized book-entry changes in the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is owned by a number of Participants and by the New York Stock Exchange, Inc., The American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Persons who are not Participants may beneficially own debt securities held by DTC only through Participants or Indirect Participants. Beneficial ownership of debt securities may be reflected:

• for	investors who are Participants, in the records of DTC;

•	for investors holding through a Participant, in the records of such Participant, whose aggregate interests on behalf of all investors holding through such Participant will be reflected in turn in the records of DTC; or

•	for investors holding through an Indirect Participant, in the records of such Indirect Participant, whose aggregate interests on behalf of all investors holding through such Indirect Participant will be reflected in turn in the records of a Participant.

Accordingly, transfers of beneficial ownership in a Global Security can only be effected through DTC, a Participant or an Indirect Participant.

Interests in a Global Security will be shown on, and transfers thereof will be effected only through,

records maintained by DTC and its Participants. Each Global Security will trade in DTC’s same-day funds settlement system until maturity, and secondary market trading activity for each Global Security will therefore settle in immediately available funds. The laws of some states require that certain persons take physical delivery in definitive form of securities. Consequently, the ability to transfer beneficial interests in a Global Security to such persons may be limited.

So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, for all purposes will be considered the sole holder of the applicable series of debt securities under the indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof under the indenture. Accordingly, any person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a Participant in DTC, on the procedures of the Participant through which such person, directly or indirectly, owns its interest, to exercise any rights of a holder of debt securities.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of an owner of a beneficial interest in the debt securities to pledge such debt securities to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such debt securities, may be affected by the lack of a physical certificate for such debt securities.

Payment of principal of and interest on the debt securities will be made to DTC’s nominee, as the registered owner of each Global Security. Neither we nor the trustee will have any responsibility or liability for any aspects of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We understand that upon receipt of any payment of principal of or interest on a Global Security, it is the practice of DTC to credit the Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Security as shown on the records of DTC. Payments by Participants to owners of beneficial interests in a Global Security held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We have been advised that if any series of debt securities are redeemable by us, and if we redeem less than all of the debt securities of a series, it is DTC’s practice to determine by lot the amount of interest of each participant in such series of debt securities to be redeemed.

We understand that under existing industry practices, if we request holders of debt securities to take action, or if an owner of a beneficial interest in a debt security desires to take any action which a holder is entitled to take under the indenture, then (1) DTC would authorize the Participants holding the relevant beneficial interests to take such action, and (2) such Participants would authorize the beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of debt securities among its Participants, it is under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

We will issue debt securities of any series then represented by Global Securities in definitive form in exchange for those Global Securities if:

•	an Event of Default (as defined below) has occurred and is continuing and all principal and accrued interest in respect of the applicable series of the debt securities shall have become immediately due and payable;

•	DTC is at any time unwilling, unable or ineligible to continue as depositary for any Global Security and a successor depositary is not appointed by us within 60 days; or

•	we determine not to require all of the debt securities of a series to be represented by a Global Security.

In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual certificated debt securities in definitive form equal in principal amount to such beneficial interest in such Global Security and to have all such certificated debt securities registered in its name. Individual certificated debt securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

Certain Restrictions

The restrictions summarized in this section will apply to debt securities unless the applicable prospectus supplement indicates otherwise. Certain terms used in the following description of these restrictions are defined under the caption “Certain Definitions” at the end of this section. The following description is not complete. The full text of these restrictions is included in the indenture.

Restrictions on Secured Debt

The debt securities will not be secured. If we or one of our Domestic Subsidiaries incur debt secured by an interest in any Principal Domestic Property or any shares of capital stock or debt of a Domestic Subsidiary and the total principal amount of our secured debt (with certain exceptions, including those listed in the next paragraph), together with our Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Properties, would exceed 10% of Consolidated Stockholders’ Equity, we are required to secure the then outstanding debt securities equally and ratably with (or prior to) our other secured debt.

The indenture permits us and our Domestic Subsidiaries to create certain liens without securing the debt securities. (Section 3.6) Among the permitted liens are:

•	purchase money mortgages, including conditional sales and other title retention agreements;

•	liens securing certain construction and improvement loans;

•	existing liens on newly acquired property, including property acquired through merger or consolidation;

•	liens in connection with U.S. government contracts;

•	liens securing indebtedness of a Domestic Subsidiary outstanding at the time it became a Domestic Subsidiary;

•	liens securing indebtedness of a Domestic Subsidiary to us or to another Domestic Subsidiary; and

•	refinancings of certain permitted liens.

Limitations on Sale and Leaseback Transactions

Neither we nor our Domestic Subsidiaries may sell or transfer any Principal Domestic Property with the intention of entering into a lease of such facility for a term of more than five years, unless:

•	such property has not been in full operation for more than 120 days prior to such sale or transfer;

•	the Attributable Debt in respect of all such sale and leaseback transactions involving Principal Domestic Properties, together with our secured debt, does not exceed 10% of Consolidated Stockholders’ Equity;

•	within 120 days of such sale or transfer, we apply the net proceeds of the sale to the retirement of our funded debt (defined as indebtedness having a maturity of, or extendable or renewable for, a period of more than 12 months from the date of determination) in an amount not less than the greater of such net proceeds or the fair value of the Principal Domestic Property so leased; or

•	the sale and leaseback transaction is between us and a Domestic Subsidiary or between any of our Domestic Subsidiaries. (Section 3.7)

Consolidation, Merger or Sale of Assets

We may not consolidate or merge with or into any other corporation, or sell or transfer all or substantially all of our property and assets to any other corporation unless the surviving or successor corporation assumes our obligations under the indenture and is not in default under the indenture immediately after the consummation of the transaction. (Section 9.1)

If we sell or transfer substantially all of our assets and the purchaser assumes our obligations under the indenture, we will be discharged from all obligations under the indenture and the debt securities. (Section 9.2)

Certain Definitions

The following terms (except Principal Domestic Property) are defined in Section 1.1 of the indenture.

“Attributable Debt” means, at the time of the determination, the present value (discounted at the “applicable rate” of interest compounded annually) of the lessee’s obligation for rental payments during the remaining term of the lease (including any period the lease has been, or may, at the option of the lessor, be extended). The term “applicable rate” means the yield to maturity of the U. S. Treasury constant maturity which most closely approximates the weighted average of the remaining terms of all leases, plus 1.5%.

“Consolidated Stockholders’ Equity” means the common and preferred stockholders’ equity and minority interests of Sara Lee Corporation and its consolidated Subsidiaries, as shown on our consolidated balance sheet in our latest quarterly or annual report to stockholders.

“Domestic Subsidiary” means a Subsidiary of Sara Lee Corporation, other than a Subsidiary which neither transacts a substantial portion of its business nor regularly maintains a substantial portion of its fixed assets within the United States or a Subsidiary which engages primarily in financing our consolidated operations.

“Principal Domestic Property” means any facility (together with the land on which it is erected and the fixtures comprising a part thereof) used primarily for manufacturing, processing or distribution located within the United States, owned or leased by Sara Lee Corporation or any Subsidiary and having a gross book value (without deduction of depreciation reserves) which exceeds $50,000,000, other than any such facility or portion of such facility that, in the opinion of our board of directors, is not of material importance to the business conducted by Sara Lee Corporation and its Subsidiaries, as an entirety.

“Subsidiary” means any corporation of which Sara Lee Corporation or one or more Subsidiaries (individually or collectively) directly or indirectly own a majority of the outstanding voting stock of said corporation.

Events of Default

“Event of Default” means, with respect to any series of debt securities, any of the following:

•	failure to pay interest or any additional amounts that continues for a period of 30 days after payment is due;

•	failure to make any principal payment when due (except when such failure results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	failure to make any sinking fund payment when due (except when such failure results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	failure to comply with any of our other agreements contained in the indenture or in the debt securities for 90 days after notice to us of such failure from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding debt securities affected by such failure); and

• certain	events of bankruptcy, insolvency or reorganization of Sara Lee Corporation. (Section 5.1)

In general, the trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series within 90 days after the occurrence of a default. The trustee may withhold notice of any default (except a default in payment of principal of or interest on any debt security) if the trustee in good faith determines it is in the interest of the holders of that series to do so. (Section 5.11)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for other series of debt securities.

If there is a continuing Event of Default, then the trustee or the holders of at least 25% in principal amount of each outstanding series of debt securities affected by the Event of Default (voting as separate classes) may require us to repay the principal and accrued interest on the affected series immediately. Subject to certain conditions, the requirement to pay with respect to a series of debt securities may be annulled, and past defaults may be waived (except a continuing default in payment of principal of, or premium, interest or additional amounts, if any, on debt securities), by the holders of a majority in principal amount of that series. If an Event of Default applies to all outstanding debt securities, then the holders of the debt securities will be treated as a single class without regard to whether there are several outstanding series. (Section 5.1 and Section 5.10)

Prior to an Event of Default, the trustee is required to perform only the specific duties stated in the indenture, and after an Event of Default which has not been cured or waived, the trustee must exercise the same degree of care as a prudent individual would exercise or use under the circumstances in the conduct of his or her own affairs. (Section 6.1)

The trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity. Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. (Section 5.9)

Satisfaction and Discharge of Indenture

We will be discharged from certain of our obligations relating to the outstanding debt securities of a series if we deposit with the trustee money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated sufficient for payment of all principal of and interest and additional amounts, if any, on those debt securities when due. (Section 10.1) In that event, holders of those debt securities will only be able to look to the trust fund for payment of the principal of and interest and additional amounts, if any, on their debt securities until maturity.

Modification of Indenture

Under the indenture, subject to certain exceptions, we may change our rights and obligations and the rights of the holders of a series of debt securities with the consent of the holders of at least 50% in aggregate principal amount of the outstanding debt securities of that series. However, we may not, among other things, change the terms of payment of principal or interest, reduce any amount payable upon redemption, reduce the amount of the principal of a discount security to be paid upon an acceleration of maturity upon an Event of Default or reduce the percentage required for changes to the indenture without the consent of the holder of each debt security affected by such change. (Section 8.2)

In certain circumstances, we may amend the indenture without the consent of the holders of outstanding debt securities to evidence a merger of Sara Lee Corporation, the replacement of the trustee or for other specified purposes. (Section 8.1)

Reports to Trustee

We are required to provide the trustee with an officers’ certificate each fiscal year stating whether, to the knowledge of the certifying officers in the course of performance of their duties as officers, we are in compliance with the requirements of the indenture and no default exists, and if a default has occurred, identifying the nature of the default of which the officers are aware. (Section 3.5)

Regarding the Trustee

We maintain ordinary banking relationships and credit facilities with a number of banks, including the trustee, The Bank of New York.

DESCRIPTION OF DEBT WARRANTS

We may issue, separately or together with other securities, debt warrants to purchase debt securities. We will issue the debt warrants under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent, as set forth in the applicable prospectus supplement. We have summarized selected provisions of the form of debt warrant agreement below. This summary is subject to, and qualified by reference to, all of the provisions of the debt warrant agreement. If you would like more information on the provisions of a debt warrant agreement, you should review the form of debt warrant agreement, including the debt warrant certificate, which we have incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

General

A supplement to this prospectus will describe all material terms relating to the debt warrants being offered that are not described herein. These terms will include some or all of the following:

•	the offering price of the debt warrants, if any;

•	the title, total principal amount and authorized denominations of the series of debt securities purchasable upon exercise of the debt warrants;

•	the manner in which debt warrants may be exercised;

•	the amount of debt warrants then outstanding;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

•	the date, if any, on or after which the debt warrants may be transferred separately from the related debt security;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the exercise price;

•	the date on which the right to exercise the debt warrants commences and the expiration date;

•	whether we will issue the debt warrant certificates in registered or bearer form; and

•	any other terms of the debt warrants.

Debt warrants may be exercisable for debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate. Material U.S. federal income tax considerations applicable to any of these discounted debt securities will be described in a prospectus supplement.

Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal of, and premium and interest, if any, on those debt securities.

Exercise of Debt Warrants

Each debt warrant will entitle its holder to purchase for cash the principal amount of debt securities at the exercise price set forth in the applicable prospectus supplement. Commencing on the date the debt warrants become exercisable, holders may exercise their debt warrants at any time up to the close of business on the expiration date, after which time any unexercised debt warrants will become void.

Upon receipt of the exercise price and the debt warrant certificate properly completed and executed, we will forward to the holder, as soon as practicable, the debt securities purchased upon such exercise. If less than all the debt warrants represented by a certificate are exercised, we will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

We may issue, separately or together with or upon the conversion of or exchange for other securities, shares of our common stock and preferred stock. We have summarized certain rights of holders of our capital stock below. This summary is subject to, and qualified by reference to, all of the provisions contained in:

•	Maryland General Corporation Law;

•	our charter;

•	our bylaws;

•	the Rights Agreement between us and First Chicago Trust Company of New York, as rights agent, pursuant to which we may issue shares of our Series A Junior Participating Preferred Stock upon the occurrence of certain events; and

•	in the case of preferred stock, our Articles Supplementary relating to such series of prefered stock.

If you would like more information on our common stock and preferred stock, you should review the documents described above, each of which we have filed or incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

Our authorized capital stock consists of:

•	1,200,000,000 shares of common stock, of which, as of March 30, 2002, 784,494,778 shares were outstanding; and

•	13,500,000 shares of preferred stock, of which, as of March 30, 2002, 6,000,000 shares were designated as Series A Junior Participating Preferred Stock, of which no shares were outstanding, 1,500,000 shares were designated as Convertible Adjustable Preferred Stock, of which no shares were outstanding, and 3,171,773 shares were designated as Series A ESOP Convertible Preferred Stock, all of which were outstanding.

Common Stock

General

Holders of our common stock are entitled to receive dividends on their shares when, as and if authorized by our board of directors out of assets legally available for distribution, subject to any preferential dividend rights of any outstanding preferred stock. In the event we liquidate, dissolve or wind up our affairs, holders of common stock are also entitled to receive ratably all of our net assets remaining after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock.

Each share of common stock entitles its holder to one vote in the election of directors and on any other matter submitted to a vote of stockholders. Voting rights are not cumulative, with the result that holders of shares of capital stock representing more than 50% of the voting rights are entitled to elect all of our directors. Holders of common stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

All of our outstanding shares of common stock have been fully paid and are nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock which we may designate and issue in the future.

Preferred Stock Purchase Rights

Each outstanding share of common stock has attached to it one-half of a right entitling its holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock (subject to antidilution provisions) at a purchase price of $215 for each one one-hundredth of a share of preferred stock pursuant to the exercise of a right upon the occurrence of certain triggering events. Until one of those triggering events occurs, or the rights are earlier redeemed or expired, the rights will not be evidenced by separate certificates and may be transferred only with the common stock to which they are attached.

The rights will become exercisable ten days after any person or group publicly announces it beneficially owns 15% or more of the outstanding shares of common stock, or ten business days after a person or group announces an offer to acquire 15%

or more of the outstanding shares of common stock, whichever occurs first, except that the rights will not become exercisable if such announcement relates to a tender offer or exchange offer for all outstanding shares of our common stock and a majority of the disinterested members of our board of directors, after receiving advice from one or more investment banking firms, determines that the price of the offer is fair to our stockholders and the offer is otherwise in our best interest and the best interest of our stockholders. In the event the rights become exercisable, we will distribute separate rights certificates evidencing the rights to all holders of our common stock issued prior to the triggering event. Each right will then entitle its holder (except the acquiring party) to purchase the number of shares of common stock having a market value of two times the exercise price of the right.

In the event that, following a triggering event, we merge into or consolidate with, or transfer 50% or more of our consolidated assets or earning power to, another entity (other than us or our subsidiaries), each right will then entitle its holder to purchase the number of shares of common stock of the acquiring entity having a market value of two times the exercise price of the right.

We may redeem the rights, as a whole, at a price of $.01 per right (subject to adjustment), at any time until the earlier of 15 days following the date of the public announcement that the acquiring party acquired 15% or more of the common stock and the expiration date of the rights, which is May 31, 2008.

For so long as the rights continue to be associated with the common stock, each new share of common stock we issue will include one-half of a right.

Preferred Stock

General

Our charter authorizes our board of directors to classify and issue from time to time any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock. The applicable prospectus supplement will describe all material terms of a particular series of preferred stock as set forth in the Articles Supplementary to our charter establishing such series. These terms will include some or all of the following:

• title	and stated value of the series;

• whether	and in what circumstances the holder is entitled to receive dividends and other distributions;

• whether	(and if so, when and on what terms) the series can be redeemed by us or the holder or converted by the holder;

• whether	the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock; and

• voting	and other rights, if any.

Holders of preferred stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

Liquidation Preference

Unless otherwise described in the applicable prospectus supplement, in the event we liquidate, dissolve or wind up our affairs, the holders of any series of preferred stock will have preference over the holders of common stock and any other capital stock ranking junior to such series for payment out of our assets in the amount specified in the applicable Articles Supplementary. A sale of all or substantially all of our assets or a consolidation or merger with one or more corporations will not be deemed a liquidation, dissolution or winding up for this purpose.

Ranking

Unless otherwise described in the applicable prospectus supplement, any series of preferred stock we issue using this prospectus will rank senior to the Series A Junior Participating Preferred Stock.

Series A ESOP Convertible Preferred Stock

As of March 30, 2002, all 3,171,773 shares of our Series A ESOP Convertible Preferred Stock (“ESOP Preferred Stock”) were outstanding. The shares are issued pursuant to our Employee Stock Ownership Plan. Northern Trust Company is the trustee to the Employee Stock Ownership Plan and the holder of all shares of the ESOP Preferred Stock, holding the shares for the beneficial owners.

The holder of the shares of ESOP Preferred Stock is entitled to receive, when, as and if authorized by our board of directors, cash dividends in an amount equal to $5.438 per share per annum (subject to adjustment in certain circumstances), payable semi-annually in arrears. Dividends accrue on a cumulative basis. The ESOP Preferred Stock is senior to our common stock in respect of dividend rights with the result that we cannot declare, pay or set aside for payment any dividends on our common stock unless we have paid or declared and set aside for payment full cumulative dividends on the shares of ESOP Preferred Stock.

Each share of ESOP Preferred Stock is entitled to vote on all matters submitted to a vote of our stockholders, voting together with the holders of our common stock as one class. As of March 30, 2002, each share of ESOP Preferred Stock was entitled to 10.264 votes. The voting power of the ESOP Preferred Stock is subject to andidilution adjustments in certain circumstances. Except as otherwise required by law and with one other exception, the shares of ESOP Preferred Stock have no special voting rights.

In the event we liquidate, dissolve or wind up our affairs, the holder of the ESOP Preferred Stock is entitled to receive, after satisfaction of the claims of our creditors and subject to the rights of holders of any class or series of stock ranking senior to or on a parity with the ESOP Preferred Stock, a distribution of $72.50 per share, plus an amount equal to all accrued and unpaid dividends. The sale, lease, exchange or other transfer of all or any portion of our assets or a consolidation or merger with one or more corporations will not be deemed a liquidation, dissolution or winding up for this purpose.

We may redeem, in whole or in part, shares of ESOP Preferred Stock at any time in cash, shares of our common stock or both at a price of $72.50 per share, plus an amount equal to all accrued and unpaid dividends. The holder may also require us to redeem the ESOP Preferred Stock in certain circumstances, including if necessary to provide for distributions required under the plan.

Each share of ESOP Preferred Stock is convertible, at the option of the holder at any time prior to the redemption of the shares, into shares of our common stock. At March 30, 2002, the conversion price was $9.0625 and each share of ESOP Preferred Stock was convertible into eight shares of common stock. The conversion price is subject to antidilution adjustments in certain circumstances.

The ESOP Preferred Stock ranks senior to the Series A Junior Participating Preferred Stock and our common stock. Unless otherwise described in the applicable prospectus supplement, any series of preferred stock we issue using this prospectus will rank senior to the ESOP Preferred Stock.

DESCRIPTION OF COMMON STOCK WARRANTS

We may issue, separately or together with other securities, common stock warrants to purchase shares of our common stock. We will issue the common stock warrants under stock warrant agreements to be entered into between us and a bank or trust company, as stock warrant agent, as set forth in the applicable prospectus supplement. We have summarized selected provisions of the form of stock warrant agreement below. This summary is subject to, and qualfied by reference to, all the provisions of the stock warrant agreement. If you would like more information on the provisions of a stock warrant agreement, you should review the form of stock warrant agreement, including the stock warrant certificate, which we have incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

General

A supplement to this prospectus will describe all material terms relating to the common stock warrants being offered that are not described herein. These terms will include some or all of the following:

• the	offering price of the common stock warrants, if any;

• the	manner in which common stock warrants may be exercised;

• the	amount of common stock warrants then outstanding;

• the	number of shares of common stock purchasable upon exercise of each common stock warrant and the exercise price;

• the	date on which the right to exercise the common stock warrants commences and the expiration date;

• whether	(and if so, when and on what terms) we can call the common stock warrants for redemption; and

• any	other terms of the common stock warrants.

The shares of common stock issuable upon exercise of a common stock warrant, when issued in accordance with a stock warrant agreement, will be validly issued, fully paid and nonassessable.

Prior to the exercise of their common stock warrants, holders will not have any of the rights of holders of the common stock purchasable upon such exercise and will not be entitled to dividend payments on those shares of common stock.

Exercise of Stock Warrants

Each common stock warrant will entitle its holder to purchase for cash the number of shares of common stock at the exercise price set forth in the applicable prospectus supplement. Commencing on the date the common stock warrants become exercisable, holders may exercise their common stock warrants at any time up to the close of business on the expiration date, after which time any unexercised common stock warrants will become void.

Upon receipt of the exercise price and the stock warrant certificate properly completed and executed, we will forward to the holder, as soon as practicable, a certificate representing the number of shares of common stock purchased upon such exercise. If less than all the common stock warrants represented by a certificate are exercised, we will issue a new stock warrant certificate for the remaining amount of common stock warrants.

Antidilution Provisions

Unless otherwise described in the applicable prospectus supplement, the exercise price payable and number of shares of common stock purchasable upon exercise of a common stock warrant will be adjusted to prevent the holder’s beneficial interest in the common stock from being diluted in the event we:

•	issue a stock dividend to all holders of common stock or combine, subdivide or reclassify our common stock;

•	issue rights, warrants or options to all holders of common stock entitling them to purchase shares of our common stock at a price per share less than the current market price per share of common stock; or

•	distribute to all holders of common stock any of our assets or evidences of our indebtedness which are not payable out of our capital surplus.

DESCRIPTION OF CURRENCY WARRANTS

We may issue, separately or together with debt securities or debt warrants, currency warrants entitling the holder to receive from us the cash value in U.S. dollars of the right to purchase (currency call warrants) or sell (currency put warrants) a specified amount of a designated foreign currency. We will issue the currency warrants under currency warrant agreements to be entered into between us and a bank or trust company, as currency warrant agent, as set forth in the applicable prospectus supplement. We have summarized selected provisions of the form of currency warrant agreement below. This summary is subject to, and qualified by reference to, all of the provisions of the currency warrant agreement. If you would like more information on the provisions of a currency warrant agreement, you should review the form of currency warrant agreement, including the global warrant certificates, which we have incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

General

A supplement to this prospectus will describe all material terms relating to the currency warrants being offered that are not described herein. These terms will include some or all of the following:

•	whether the currency warrants will be currency put warrants or currency call warrants, or both;

•	the formula for determining the cash value in U.S. dollars, if any, of each currency warrant;

•	the manner in which currency warrants may be exercised and the circumstances, if any, in which such exercise will be deemed automatic;

•	the amount of currency warrants then outstanding;

•	the minimum number, if any, of currency warrants which must be exercised at any one time;

•	the date on which the right to exercise the currency warrants commences and the expiration date; and

•	any other terms of the currency warrants.

The spot exchange rate of the designated foreign currency, upon exercise, as compared to the U.S. dollar, will determine whether the currency warrants have a cash value (cash settlement value) on any given day prior to their expiration.

Form of Currency Warrants

Unless otherwise described in a prospectus supplement, all currency warrants will be issued in the form of one or more fully registered global certificates that will be deposited with DTC or its nominee. This means that we will not issue certificates to each holder. Each global certificate will be issued to DTC, which will keep a computerized record of its Participants (for example, your broker) whose clients have purchased currency warrants. The Participant will then keep a record of its clients who purchased the currency warrants. Accordingly, transfers of ownership of any currency warrant may only be effected through a selling holder’s broker. For more information on the procedures of DTC, see “Description of Debt Securities—Form and Exchange of Debt Securities” above.

Exercise of Currency Warrants

Each currency warrant will entitle its holder to receive the cash settlement value on the applicable exercise date. Holders may exercise their currency warrants at any time up to 3:00 p.m., New York City time, on the fifth business day preceding the expiration date, after which time all currency warrants will be deemed automatically exercised on the expiration date.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number (or range of numbers) of shares of our common stock at a future date or dates. The price per share and number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and a beneficial interest in either:

•	our senior debt securities;

•	our preferred stock; or

•	debt obligations of third parties, including U.S. Treasury securities,

securing the holder’s obligations to purchase common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis, to be specified in the applicable prospectus supplement. The stock purchase contracts may require holders to secure their obligations in a specified manner, and, in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe all material terms relating to the stock purchase contracts or stock purchase units, the collateral or depositary arrangements relating to the stock purchase units, if any, and, if applicable, the prepaid securities.

Material U.S. federal income tax considerations applicable to the stock purchase units and stock purchase contracts will be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell securities to underwriters or dealers, through agents or directly to purchasers (or a combination of these methods). Under certain circumstances, we may also repurchase securities (directly or through dealers) and reoffer them to the public in the same manner.

With respect to any offered securities, the terms of any offering, including the name or names of any underwriters, dealers or agents, the purchase price of those securities and the proceeds to us from the sale, any underwriting discounts, selling commissions and other items constituting underwriters’, dealers’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents, any auction or bidding process and any securities exchanges on which the offered securities may be listed, will be set forth in, or may be calculated from the information set forth in, the related prospectus supplement. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any offered securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any of those securities are purchased.

We may designate from time to time dealers, acting as our agents, to offer and sell securities upon certain terms and conditions. Unless otherwise indicated in the applicable prospectus supplement, any agent we designate will act on a best efforts basis for the period of its appointment.

We may also sell securities directly to the public, without the use of underwriters, dealers or agents.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing. Any remarketing would occur upon the securities purchase, in accordance with a redemption or repayment pursuant to their terms or otherwise, by one or more remarketing firms, acting as principals for their own account or as our agents. The applicable prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us.

If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Those contracts will be subject to conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of those contracts.

Underwriters, dealers and agents that participate in the distribution of the securities may be, or may be deemed to be, underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation from us will be described in a supplement to this prospectus.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents and/or their respective affiliates may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the offered securities will be passed upon for us by R. Henry Kleeman, Esq., our Vice President, Deputy General Counsel and Assistant Secretary, by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, and by Sidley Austin Brown & Wood, LLP, New York, New York and/or Sidley Austin Brown & Wood, Chicago, Illinois, which are affiliated partnerships. Mr. Kleeman owns shares of our common stock, both directly and as a participant in various stock and employee benefit plans.

EXPERTS

Our consolidated financial statements and schedules included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and the Current Report on Form 8-K dated September 4, 2001 and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

The audited historical financial statements of The Earthgrains Company incorporated in this prospectus by reference to our Current Report on Form 8-K/A dated August 8, 2001, as filed with the SEC on September 4, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$2,000,000,000

Sara Lee Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Prospectus Supplement

November 21, 2003

Banc of America Securities LLC

Banc One Capital Markets, Inc.

BNP PARIBAS

Citigroup

Goldman, Sachs & Co.

JPMorgan

Merrill Lynch & Co.

Morgan Stanley